                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY










                          AGREEMENT AND PLAN OF MERGER

                                   DATED AS OF

                                 MARCH 20, 2001

                                  BY AND AMONG

                            HUNTWAY REFINING COMPANY,

                      VALERO REFINING AND MARKETING COMPANY

                                       AND

                                   HAC COMPANY

                                TABLE OF CONTENTS

ARTICLE  1        THE MERGER......................................................................................1
                           SECTION 1.01  The Merger...............................................................1
                           SECTION 1.02  Closing of the Merger....................................................2
                           SECTION 1.03  Organizational Documents.................................................2
                           SECTION 1.04  Directors and Officers...................................................2

ARTICLE  2        CONVERSION OF SECURITIES AND RELATED MATTERS....................................................2
                           SECTION 2.01  Conversion of Capital Stock..............................................2
                           SECTION 2.02  Exchange of Certificates for Merger
                           Consideration..........................................................................3
                           SECTION 2.03  Target Stock Options.....................................................5
                           SECTION 2.04  [Intentionally Omitted]..................................................6
                           SECTION 2.05  Further Assurances.......................................................6

ARTICLE  3        REPRESENTATIONS AND WARRANTIES OF TARGET........................................................6
                           SECTION 3.01  Corporate Existence and Power............................................6
                           SECTION 3.02  Corporate Authorization..................................................7
                           SECTION 3.03  Governmental Authorization...............................................7
                           SECTION 3.04  Non-Contravention........................................................7
                           SECTION 3.05  Capitalization...........................................................7
                           SECTION 3.06  Subsidiaries.............................................................8
                           SECTION 3.07  Target SEC Documents.....................................................9
                           SECTION 3.08  Financial Statements; Liabilities........................................9
                           SECTION 3.09  Information to Be Supplied..............................................10
                           SECTION 3.10  Absence of Certain Changes..............................................10
                           SECTION 3.11  Litigation..............................................................10
                           SECTION 3.12  Taxes...................................................................11
                           SECTION 3.13  Compliance with Laws; Licenses, Permits
                                         and Registrations.......................................................11
                           SECTION 3.14  Contracts...............................................................11
                           SECTION 3.15  Employee Benefit Plans..................................................12
                           SECTION 3.16  Transactions with Affiliates............................................13
                           SECTION 3.17  Intellectual Property...................................................13
                           SECTION 3.18  Environmental Matters...................................................13
                           SECTION 3.19  Real Estate.............................................................14
                           SECTION 3.20  Required Vote; Board Approval...........................................15
                           SECTION 3.21  Finders' Fees; Opinion of Financial Advisor.............................15
                           SECTION 3.22  Employee Matters........................................................15

                           SECTION 3.23  Personal Property.......................................................16
                           SECTION 3.24  Insurance...............................................................16
                           SECTION 3.25  Target Credit Documents.................................................16
                           SECTION 3.26  Section 203 of the DGCL Not Applicable..................................16

ARTICLE  4        REPRESENTATIONS AND WARRANTIES OF BUYER .......................................................16
                           SECTION 4.01  Corporate Existence and Power...........................................16
                           SECTION 4.02  Corporate Authorization; Approvals......................................17
                           SECTION 4.03  Governmental Authorization..............................................17
                           SECTION 4.04  Non-Contravention.......................................................17
                           SECTION 4.05  BuyerSub................................................................18
                           SECTION 4.06  Information to Be Supplied..............................................18
                           SECTION 4.07  Finders' Fees...........................................................18
                           SECTION 4.08  Financing of Merger.....................................................18
                           SECTION 4.09  Solvency and Status.....................................................18

ARTICLE  5        COVENANTS OF TARGET............................................................................19
                           SECTION 5.01  Target Interim Operations...............................................19
                           SECTION 5.02  Stockholder Meeting.....................................................21
                           SECTION 5.03  Acquisition Proposals; Board Recommendation.............................21

ARTICLE  6        COVENANTS OF BUYER.............................................................................23
                           SECTION 6.01  Director and Officer Liability..........................................23
                           SECTION 6.02  Employee Benefits.......................................................24
                           SECTION 6.03  Title Policies..........................................................25
                           SECTION 6.04  Conduct of BuyerSub.....................................................25

ARTICLE  7        COVENANTS OF BUYER AND TARGET..................................................................25
                           SECTION 7.01  Reasonable Best Efforts.................................................25
                           SECTION 7.02  Certain Filings; Cooperation in Receipt
                                         of Consents.............................................................25
                           SECTION 7.03  Public Announcements....................................................26
                           SECTION 7.04  Access to Information...................................................27
                           SECTION 7.05  Notices of Certain Events...............................................27
                           SECTION 7.06  Repayment/Purchase of Target Indebtedness...............................27

ARTICLE  8        CONDITIONS TO THE MERGER.......................................................................29


                                       ii
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
                           SECTION 8.01  Conditions to the Obligations of Each Party.............................29
                           SECTION 8.02  Conditions to the Obligations of Target.................................30
                           SECTION 8.03  Conditions to the Obligations of Buyer and BuyerSub.....................31

ARTICLE  9        TERMINATION; AMENDMENTS AND WAIVERS............................................................32
                           SECTION 9.01  Termination.............................................................32
                           SECTION 9.02  Effect of Termination...................................................33
                           SECTION 9.03  Fees and Expenses.......................................................34
                           SECTION 9.04  Waivers and Amendments..................................................34

ARTICLE  10       DEFINITIONS....................................................................................35
                           SECTION 10.01  Certain Definitions....................................................35

ARTICLE  11       MISCELLANEOUS..................................................................................43
                           SECTION 11.01  Notices................................................................43
                           SECTION 11.02  Survival of Representations and Warranties after the
                                          Effective Time.........................................................44
                           SECTION 11.03  Successors and Assigns.................................................44
                           SECTION 11.04  Governing Law..........................................................44
                           SECTION 11.05  Counterparts; Effectiveness; Third Party Beneficiaries.................44
                           SECTION 11.06  Jurisdiction...........................................................44
                           SECTION 11.07  Waiver of Jury Trial...................................................45
                           SECTION 11.08  Enforcement............................................................45
                           SECTION 11.09  Entire Agreement.......................................................45
                           SECTION 11.10  Severability...........................................................45
                           SECTION 11.11  Construction...........................................................45
                           SECTION 11.12  Headings...............................................................46
                           SECTION 11.13  Incorporation of Exhibits and Schedules................................46







                                       iii

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EXHIBITS

Exhibit A - Form of Option Exercise/Payment Direction

SCHEDULES

Target Disclosure Schedule


















                                       iv

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                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of March 20, 2001 (this "Agreement") by and among Huntway Refining Company, a Delaware corporation (including its predecessor as appropriate, "Target"), Valero Refining and Marketing Company, a Delaware corporation ("Buyer"), and HAC Company, a Delaware corporation and a wholly-owned subsidiary of Buyer ("BuyerSub"). Certain capitalized terms used herein have the meanings set forth in Article 10.

                                    RECITALS

     This Agreement contemplates a transaction in which Target shall become a wholly- owned Subsidiary of Buyer through a merger of BuyerSub with and into Target, with Target continuing as the surviving corporation. The stockholders of Target will receive cash in exchange for their capital stock in Target.

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the parties hereto agree as follows:


                                    ARTICLE 1
                                   THE MERGER

     SECTION 1.01 The Merger.

     (a) At the Effective Time, BuyerSub shall be merged (the "Merger") with and into Target in accordance with the terms and conditions of this Agreement and the DGCL, at which time the separate existence of BuyerSub shall cease and Target shall continue its existence. In its capacity as the corporation surviving the Merger, this Agreement sometimes refers to Target as the "Surviving Corporation."

     (b) As soon as practicable after satisfaction or, to the extent permitted hereby, waiver of all conditions to the Merger set forth herein, Target shall file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware (the "Secretary") and make all other filings or recordings required by Section 251 of the DGCL in connection with the Merger. The "Effective Time" shall be the date and time that the Certificate of Merger is filed with the Secretary unless a later date and/or time is otherwise agreed upon by the parties and specified in the Certificate of Merger, in which case, the Effective Time shall be the date and time so specified.

     (c) From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

     SECTION 1.02 CLOSING OF THE MERGER.

     (a) The closing of the Merger (the "Closing") shall be held at the offices of Kirkland & Ellis, 777 South Figueroa Street, Los Angeles, California (or such other place as agreed by the parties) within five Business Days after satisfaction or, to the extent permitted hereby, waiver of the conditions set forth in Article 8 (other than conditions with respect to actions the respective parties are to take at the Closing itself), unless the parties hereto agree on another date.

     (b) It is contemplated that at the Closing Buyer shall among other things
(i) fully satisfy and discharge any indebtedness of Target under the Bank of America Loan Agreement and obtain and cause to become effective a back-up letter of credit to certain letters of credit issued for the benefit of Target pursuant to the Bank of America Loan Agreement as contemplated by Section 7.06(a), (ii) fully satisfy and discharge all of the indebtedness of Target under the Boeing Capital Loan Agreement as contemplated by Section 7.06(b), (iii) purchase all of the Convertible Notes as contemplated by Section 7.06(c) and (iv) purchase all of the Junior Subordinated Debentures as contemplated by Section 7.06(d). As a result of the foregoing, it is also contemplated that at Closing all Liens arising under the Target Credit Documents shall be terminated and released.

     SECTION 1.03 ORGANIZATIONAL DOCUMENTS. At the Effective Time (i) the certificate of incorporation of Target shall be amended to read in its entirety as the certificate of incorporation of BuyerSub in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be the name of Target as specified in its certificate of incorporation in effect immediately prior to the Effective Time) and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law and (ii) the by-laws of BuyerSub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

     SECTION 1.04 DIRECTORS AND OFFICERS. From and after the Effective Time (until successors are duly elected or appointed and qualified), the directors and officers of BuyerSub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.


                                    ARTICLE 2
                  CONVERSION OF SECURITIES AND RELATED MATTERS

     SECTION 2.01 CONVERSION OF CAPITAL STOCK. At the Effective Time and by virtue of the Merger and without any action on the part of Target, Buyer or BuyerSub or their respective stockholders:

     (a) Each share of common stock, $0.01 par value per share, of BuyerSub (each, a "BuyerSub Common Share") outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation.

     (b) Except as otherwise provided in Section 2.01(c) and Section 2.01(d), each Target Common Share outstanding immediately prior to the Effective Time shall be converted into cash in an amount equal to $1.90 (the "Merger Consideration"). All such Target Common Shares, when so converted, shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist. Each holder of a stock certificate formerly representing Target Common Shares shall cease to have any rights with respect thereto at the Effective Time, except the right to receive, without interest, the applicable Merger Consideration in accordance with this Agreement, except as otherwise provided in Section 2.01(c) and Section 2.01(d).

     (c) Each Target Common Share held by Target as treasury stock or owned by Buyer or any Buyer Subsidiary immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no payment shall be made in respect thereof.

     (d) Each Target Common Share as to which a written demand for appraisal is filed in accordance with Section 262 of the DGCL at or prior to the Target Stockholder Meeting and not withdrawn at or prior to the Target Stockholder Meeting and which is not voted in favor of the Merger shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with Section 262 of the DGCL and shall not be converted into or represent a right to receive the Merger Consideration (a "Dissenting Share"), unless and until the holder thereof shall have failed to perfect, or shall have effectively withdrawn or lost the right to appraisal of and payment for such Target Common Share under Section 262 of the DGCL, in which event and at such time such Target Common Share shall be converted into the right to receive, without interest, the Merger Consideration. Target shall give Buyer prompt notice upon receipt by Target of any and all written demands for appraisal rights, withdrawal of such demands and any other written communications delivered to Target pursuant to Section 262 of the DGCL, and Target shall give Buyer the opportunity, to the extent permitted by law, to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Buyer, Target shall not voluntarily make any payment with respect to any demand for appraisal rights and shall not settle or offer to settle any such demand. Each holder of Dissenting Shares who becomes entitled, pursuant to the provisions of Section 262 of the DGCL, to payment for such Dissenting Shares under the provisions of Section 262 of the DGCL shall receive payment thereof from the Surviving Corporation and such Target Common Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist.

     SECTION 2.02 EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION.

     (a) Exchange Agent. Promptly after the date hereof but in any event prior to the Target Stockholder Meeting, Buyer shall appoint a bank or trust company acceptable to Target (on terms acceptable to Target) as agent (the "Exchange Agent") for the benefit of the holders of Target Common Shares, for the purpose of exchanging for the Merger Consideration pursuant to this Article

2 certificates ("Certificates") that immediately prior to the Effective Time represent outstanding Target Common Shares. Buyer shall deliver to the Exchange Agent upon the Closing the Merger Consideration to be paid in respect of Target Common Shares converted into the Merger Consideration (that is, not including any then Dissenting Shares) pursuant to this Article 2 (the "Exchange Fund"). In addition, in the event that any then Dissenting Share thereafter ceases to be a Dissenting Share and the underlying Target Common Share is thereupon converted into the Merger Consideration, Buyer thereupon shall deliver immediately to the Exchange Agent for inclusion in the Exchange Fund the appropriate Merger Consideration. Except as contemplated by subsections (d), (e), (f) and (g) of this Section, the Exchange Fund shall not be used for any other purpose. The Buyer shall pay all charges and expenses of the Exchange Agent.

     (b) Exchange Procedures. As promptly as practicable after the Effective Time, but in any event not more than five Business Days after the date of the Effective Time, Buyer shall send, or will cause the Exchange Agent to send, to each holder of record of a Certificate or Certificates a letter of transmittal and instructions (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of Certificates to the Exchange Agent) for use in the exchange contemplated by this Section. Upon surrender of a Certificate to the Exchange Agent, together with a duly executed and completed letter of transmittal, the holder of such Certificate shall be entitled to promptly receive in exchange therefor the Merger Consideration as provided in this Article 2 in respect of the Target Common Shares represented by such Certificate less such amounts, if any, as are required to be deducted and withheld by the Surviving Corporation, Exchange Agent or Buyer under the Code or any provision of state or local tax law. Until surrendered as contemplated by this Section, each Certificate shall be deemed upon and at any time after the Effective Time to represent only the right to receive the appropriate Merger Consideration without interest as provided in this Article 2, except for any Dissenting Share. If any Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate is registered, it shall be a condition to such payment that in the judgment of the Exchange Agent the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such Person of a bond, in such reasonable amount as Buyer may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate, the appropriate Merger Consideration as contemplated by this Article 2.

     (c) No Further Ownership Rights in Target Common Shares. The Merger Consideration paid upon surrender of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Target Common Shares represented thereby. As of the Effective Time, the stock transfer books of Target shall be closed and there shall be no further registration of transfers on the stock transfer books of Target.

     (d) Return of Merger Consideration. At any time after the first anniversary of the date of the Closing, upon written demand by Buyer, the Exchange Agent shall deliver to Buyer any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Section that then remains undistributed. Holders of Certificates who have not complied with this Section prior to such delivery to Buyer shall thereafter look only to Buyer for payment of the appropriate Merger Consideration.

     (e) No Liability. None of Buyer, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Target Common Shares for any amounts paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by any holder of Target Common Shares immediately prior to such time when such amounts would otherwise escheat to or become the property of any Governmental Entity shall, to the extent permitted by applicable law, become the property of Buyer, free and clear of all claims or interest of any Person previously entitled thereto.

     (f) Withholding Rights. Each of the Surviving Corporation, the Exchange Agent and Buyer shall be entitled to deduct and withhold from the Merger Consideration otherwise payable hereunder to any Person such amounts, if any, it is required to deduct and withhold with respect to the making of such payment under any provision of Federal, state, local or foreign income tax law. To the extent that the Surviving Corporation, the Exchange Agent or Buyer so withholds any such amounts, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Target Common Shares in respect of which such deduction and withholding was made by the Surviving Corporation, the Exchange Agent or Buyer, as the case may be.

     (g) Investment of the Exchange Fund. The Exchange Agent shall invest any and all cash included in the Exchange Fund only in an insured money market account; provided that no loss thereon or thereof shall affect the amounts payable by the Buyer to the holders of Target Common Shares pursuant to this
Article 2. Any interest and other income resulting from such investment shall promptly be paid to Buyer, and Buyer shall replace promptly any portion of the Exchange Fund which the Exchange Agent loses through such investment.

     SECTION 2.03 TARGET STOCK OPTIONS.

     (a) As soon as possible following the date of this Agreement and pursuant to the terms of the respective Target Option Plan, the Board of Directors of Target (and, if appropriate, any committee administering any Target Option Plan) shall adopt such resolutions and/or take such other actions as may be required or appropriate in its sole discretion to effect the provisions of this Section. Each stock option to purchase Target Common Shares (each, a "Target Option") outstanding under either Target Option Plan immediately prior to the Effective Time, whether or not vested or exercisable, shall become fully vested and exercisable at the Effective Time (other than any portion of a Target Option held by a member of the board of directors of Target that failed to vest as originally scheduled due to such member not meeting applicable attendance requirements) and shall be deemed to constitute an option to acquire, on the same terms and conditions (other than as expressly provided in this Section) as were applicable under such Target Option immediately prior to the Effective Time, the same Merger Consideration as the holder of such Target Option would have been entitled to receive pursuant to this Agreement had such holder exercised such Target Option in full immediately prior to the Effective Time, and the Buyer so acknowledges and agrees to the foregoing.

     (b) At the Closing, Buyer shall pay to each holder of a then outstanding Target Option who has theretofore delivered to the Chief Financial Officer of Target an executed Option Exercise/Payment Direction an amount equal to the excess of (x) the Merger Consideration multiplied by the number of Target Common Shares purchasable pursuant to such Target Option immediately prior to the Effective Time over (y) the aggregate exercise price for the Target Common Shares purchasable pursuant to such Target Option immediately prior to the Effective Time (in each case assuming such Target Option had been fully vested and fully exercisable immediately prior to the Effective Time as contemplated by the immediately preceding subsection), less any amounts as are required to be deducted and withheld under the Code or any provision of state or local tax law in connection with such payment (the "Option Spread Payment"). The Option Spread Payment shall be paid by Buyer in cash by certified check or wire transfer of immediately available funds as directed in the respective Option Exercise/Payment Direction. After the execution and delivery hereof, Target shall make available to each of its employees and other Persons who hold Target Options the opportunity to enter into and deliver an Option Exercise/Payment Direction.

     SECTION 2.04 [INTENTIONALLY OMITTED]

     SECTION 2.05 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Target or BuyerSub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Target or BuyerSub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Target acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.


                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF TARGET

     Except as disclosed in the Target Disclosure Schedule, Target represents and warrants to Buyer that:

     SECTION 3.01 CORPORATE EXISTENCE AND POWER. Target is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power required to carry on its business as now conducted. Target is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or be in good standing, individually or in the aggregate, would not have a Target Material Adverse Effect. Target has heretofore made available to Buyer true, correct and complete copies of its certificate of incorporation and by-laws as currently in effect.

     SECTION 3.02 CORPORATE AUTHORIZATION; APPROVALS. The execution, delivery and performance by Target of this Agreement and the consummation by Target of the transactions contemplated hereby are within the corporate powers of Target and, except for the Target Stockholder Approval, have been duly authorized by all necessary corporate action. Assuming that this Agreement constitutes the valid and binding obligation of Buyer and BuyerSub and that the Guarantee constitutes the valid and binding obligation of Valero Energy Corporation, this Agreement constitutes a valid and binding agreement of Target, enforceable in accordance with its terms.

     SECTION 3.03 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Target of this Agreement and the consummation by Target of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity, other than the following: (a) the filing of the Certificate of Merger in accordance with the DGCL; (b) compliance with any applicable requirements of the HSR Act; and (c) compliance with any applicable requirements of the Exchange Act.

     SECTION 3.04 NON-CONTRAVENTION. The execution, delivery and performance by Target of this Agreement and the consummation by Target of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or by-laws of Target or the organization documents of Target Subsidiary, (b) assuming that all of the consents, approvals and filings contemplated by clauses (a) to and including (c) of Section 3.03 are obtained and/or made and that Target Stockholder Approval occurs, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Target or the Target Subsidiary (except that no representation or warranty is made with respect to any antitrust statute, regulation, rule or other such restriction),
(c) give rise to a right of termination, cancellation or acceleration (with or without due notice or lapse of time or both) of any material right or obligation of Target or the Target Subsidiary or to a loss of any material benefit or status to which Target or the Target Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon Target or the Target Subsidiary or any license, franchise, permit or other similar authorization held by Target or the Target Subsidiary or (d) result in the creation or imposition of any Lien on any material asset of Target or the Target Subsidiary.

     SECTION 3.05 CAPITALIZATION.

     (a) The authorized capital stock of Target consists of 75,000,000 Target Common Shares and 1,000,000 Target Preferred Shares. As of the execution and delivery hereof, (i) 15,004,771 Target Common Shares are issued and outstanding and 8,500 Target Common Shares are held in treasury and (ii) no Target Preferred Shares are issued and outstanding or held in treasury. As of the execution and delivery hereof, (i) Target Options to acquire an aggregate of 4,549,000 Target Common Shares are outstanding under the Target Option Plans, (ii) the Convertible Notes are outstanding, which Notes are convertible into 14,500,000 Target Common Shares as contemplated by the Convertible Notes Indenture and (iii) the Danesh Options are outstanding, which Options are exercisable for an aggregate of 1,146,059 Target Common Shares. All outstanding shares of the capital stock of Target have been duly authorized and are validly issued, fully paid and non-assessable.

     (b) As of the date hereof, except as described in Section 3.05(a), there are no outstanding (i) shares of capital stock or other voting securities of Target, (ii) securities of Target convertible into or exchangeable for shares of capital stock or voting securities of Target, (iii) options or other rights to acquire from Target, or obligations of Target to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Target. There are no outstanding obligations of Target or the Target Subsidiary to repurchase, redeem or otherwise acquire any Target Common Shares. Except for the Convertible Notes, the Danesh Options and the Target Options, neither the Merger nor any other transaction contemplated hereby will accelerate the vesting of or have any other effect under any options or other rights relating to the acquisition of equity or other equity-related securities of Target.

     SECTION 3.06 SUBSIDIARIES.

     (a) Target Subsidiary is the only Subsidiary of Target. 99.9 percent of the ownership interest in the Target Subsidiary is directly owned by Target and 0.1 percent is owned by Huntway Managing Partners. Target is the sole general partner of Target Subsidiary and Huntway Managing Partners is the sole limited partner. Target Subsidiary does not have any employees and has not conducted any business or operations since December 31, 1993, other than the sale of certain of its assets from time to time.

     (b) Target Subsidiary is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all limited partnership power required to carry on its business as now conducted. Target Subsidiary is duly qualified to do business as a foreign limited partnership and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or be in good standing, individually or in the aggregate, would not have a Target Material Adverse Effect. Target Subsidiary has heretofore made available to Buyer true, correct and complete copies of its certificate of limited partnership and agreement of limited partnership as currently in effect.

     (c) All of the outstanding ownership interests in the Target Subsidiary have been duly authorized and are validly issued. All of the outstanding ownership interest owned directly by Target in the Target Subsidiary is owned free and clear of any Lien and free of any other limitation or restriction, including any limitation or restriction on the right to vote, sell or otherwise dispose of such ownership interest, other than any of such under the Securities Act or any state securities laws or any Liens related to the Target Credit Documents. There are no outstanding (i) securities of Target or the Target Subsidiary convertible into or exchangeable or exercisable for voting securities or ownership interests in the Target Subsidiary, (ii) options, warrants or other rights to acquire from Target or the Target Subsidiary, or obligations of Target or the Target Subsidiary to issue, any voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any voting securities or ownership interests in, the Target Subsidiary or (iii) obligations of Target or the Target Subsidiary to repurchase, redeem or otherwise acquire any outstanding securities of the Target Subsidiary or any ownership interests in the Target Subsidiary.

     SECTION 3.07 TARGET SEC DOCUMENTS.

     (a) Target has made available to Buyer the Target SEC Documents filed prior to the date hereof. Target has filed all reports, filings and other documents required to be filed by it since December 31, 1999 under (i) the Exchange Act with the SEC and (ii) the rules, regulations and other requirements of the New York Stock Exchange ("NYSE") with the NYSE. Target has not filed any registration statement or other document under the Securities Act since December 31, 1999, and it has not been required to file any such registration statement or document since December 31, 1999.

     (b) As of its filing date, or as amended or supplemented prior to the date hereof, each Target SEC Document filed prior to the date hereof complied in all material respects with the applicable requirements of the Exchange Act.

     (c) No Target SEC Document filed prior to the date hereof as of its filing date, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that Section 3.09 shall be the sole and exclusive representation and warranty of Target regarding the Proxy Statement.

     SECTION 3.08 FINANCIAL STATEMENTS; LIABILITIES.

     (a) The audited consolidated financial statements of Target included in the Target 10-K and the unaudited consolidated financial statements of Target for the twelve month period ended December 31, 2000, which unaudited financial statements of Target have been prepared on a basis consistent with the Target 10-K other than for any exception as a result of a change in GAAP or applicable law or regulation (collectively, including the notes thereto, the "Financial Statements"), present fairly in all material respects and in conformity with GAAP (except as may be indicated in the notes thereto) the consolidated financial position of Target and the Target Subsidiary as of the dates thereof and their consolidated results of operations and changes in financial position for the respective periods then ended (subject to lack of footnote disclosure in the case of the unaudited financial statements).

     (b) Except as reflected or disclosed in the Financial Statements, there are no material liabilities of Target or the Target Subsidiary of any kind whatsoever, whether known or unknown, asserted or unasserted, accrued, contingent, absolute, determined, determinable or otherwise, in each case, other than:

          (i) liabilities incurred since December 31, 1999 in the Ordinary Course of Business;

          (ii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby;

          (iii) obligations of Target and the Target Subsidiary under the agreements, contracts, leases and licenses to which either or both is a party;

          (iv) obligations of Target and the Target Subsidiary to comply with all applicable laws; and

          (v) liabilities with respect to any disclosure contained in (A) the Phase I reports for the Benicia California, Wilmington California or Coolidge Arizona facilities of Target or the Target Subsidiary or (B) the Phase I or Phase II reports for the Vulcan Property, true and complete copies of which reports have been made available to Buyer by Target.

     (c) True, correct and complete copies of the reports and other documentation prepared monthly by the management of Target and referred to by management of Target as the "Financial Reporting Packages" (the "Financial Reporting Packages") for the months beginning with January 2000 and ending with December 2000, have been made available to Buyer.

     SECTION 3.09 INFORMATION TO BE SUPPLIED. The information to be supplied by Target expressly for inclusion in the Proxy Statement will, at the time of the mailing thereof and at the time of the Target Stockholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by Target with respect to statements made based on information supplied by Buyer specifically for inclusion therein.

     SECTION 3.10 ABSENCE OF CERTAIN CHANGES. Since December 31, 2000, except as otherwise expressly contemplated by this Agreement, Target and the Target Subsidiary have conducted their business in the Ordinary Course of Business and there has not been any material damage, destruction or other loss (not covered by insurance) affecting the business or assets of Target or the Target Subsidiary.

     SECTION 3.11 LITIGATION. There is no action, suit, investigation, arbitration, grievance or proceeding pending against, or to the Knowledge of Target threatened against, Target or the Target Subsidiary or any of their respective assets or properties that could reasonably be expected, individually or in the aggregate, to result in a Target Material Adverse Effect and, to the Knowledge of Target, there are no existing facts or circumstances (including any claims or demands) that could reasonably be expected to result in any of the foregoing. There are no material orders, judgments, injunctions or decrees of any Governmental Entity with respect to which Target or the Target Subsidiary, or their respective assets, have been named or are a party.

     SECTION 3.12 TAXES. (i) All income tax returns, statements, reports and forms (collectively, the "Target Returns") required to be filed with any taxing authority by, or with respect to, Target and the Target Subsidiary have been filed in accordance with all applicable laws; (ii) Target and the Target Subsidiary have timely paid all taxes shown as due and payable on the Target Returns that have been so filed and, as of the time of filing, the Target Returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities and the status of Target and the Target Subsidiary, other than with respect to taxes for which adequate reserves are reflected on the books and records of Target; and (iii) neither Target nor the Target Subsidiary has been a member of an affiliated, consolidated, combined or unitary group other than one of which Target was the common parent. To the Knowledge of Target: (i) no deficiencies for any taxes have been asserted by any Governmental Entity against Target or Target Subsidiary that remain unsettled at the date hereof; (ii) no requests for waivers of the time to assess any such taxes have been granted; and (iii) no tax returns of Target or Target Subsidiary are currently being audited by any applicable taxing authority or threatened with any such audit. All payments for withholding taxes, unemployment insurance and other amounts required to be withheld and deposited or paid to any taxing authorities have been so deposited or paid by Target or Target Subsidiary, as applicable. Target (i) has not made or entered into, and does not own any asset subject to, a consent filed pursuant to Section 341(f) of the Code or a "safe harbor lease" subject to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended before the Tax Reform Act of 1984, (ii) is not required to include in income any amount for an adjustment pursuant to Section 481 of the Code and (iii) is neither a party to nor obligated under any agreement or other arrangement providing for the payment of any amount that would be an "excess parachute payment" under Section 280G of the Code or subject to tax under Section 4999 of the Code for which Buyer, BuyerSub or the Surviving Corporation would have withholding liability. Neither Target nor the Target Subsidiary is contesting the payment of any income or other taxes.

     SECTION 3.13 COMPLIANCE WITH LAWS; LICENSES, PERMITS AND REGISTRATIONS.

     (a) Neither Target nor the Target Subsidiary is in violation of, or has violated, any applicable provision of any law, statute, ordinance, regulation, judgment, injunction, order or consent decree, except where the violation individually would not result in a cost to Target of more than $100,000 and the violations in the aggregate would not have a Target Material Adverse Effect.

     (b) Both the Target and the Target Subsidiary have all material permits, licenses, approvals, authorizations of and registrations with and under all Federal, state, local and foreign laws, and from all Governmental Entities, required by Target and the Target Subsidiary to carry on their respective businesses as currently conducted.

     SECTION 3.14 CONTRACTS. Each material lease, license, contract, agreement or obligation to which Target or the Target Subsidiary is a party or by which either of them or any of their properties is bound is in all material respects valid, binding and in full force and effect, and neither Target nor Target Subsidiary is in material violation or breach thereunder. Neither Target nor the Target Subsidiary is a party to any agreement that expressly and materially limits the ability of Target or the Target Subsidiary to compete in or conduct any line of business or compete with any person or in any geographic area or during any period of time. Target has made available to Buyer true, correct and complete copies of all Target Credit Documents and all of its material leases, subleases, employment agreements, consulting agreements, hedging contracts, crude oil purchase contracts, licenses, contracts and agreements.

     SECTION 3.15 EMPLOYEE BENEFIT PLANS.

     (a) The section of the Target Disclosure Schedule corresponding to this
Section 3.15(a) contains an accurate and complete list of each Target Employee Plan.

     (b) Each Target Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a determination from the IRS that such Target Employee Plan is qualified under Section 401(a) of the Code.

     (c) Neither Target nor Target Subsidiary maintains, contributes to or has any liability under or with respect to any "defined benefit plan" (as defined in Section 3(35) of ERISA), or any "multiemployer plan" (as defined in Section 3(37) of ERISA). No asset of Target or the Target Subsidiary is subject to any lien under ERISA or the Code. There are no pending or threatened actions, suits, investigations or claims with respect to any Target Employee Plan (other than routine claims for benefits) which could result in liability to Buyer or BuyerSub.

     (d) In all material respects, (i) each of the Target Employee Plans has been maintained, funded and administered, in both form and operation, in compliance with its terms and in compliance with the applicable provisions of ERISA, the Code and any other applicable laws, and (ii) all filings required for the Target Employee Plans and all contributions to the Target Employee Plans have been timely made. Target and the Target Subsidiary have complied with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code ("COBRA"), and Target and the Target Subsidiary have no obligations under any Target Employee Plan or otherwise to provide health, medical, dental or disability benefits to former employees of Target or the Target Subsidiary or any other person, except as specifically required by COBRA.

     (e) With respect to each Target Employee Plan, Target has made available to Buyer true, complete and correct copies of, to the extent applicable: (i) the current plan documents and summary plan descriptions, (ii) annual reports (Form 5500 series) filed with the IRS (with applicable attachments) for the previous two years, (iii) financial statements for the previous two years and (iv) the most recent determination letter received from the IRS.

     (f) On and after January 1, 1994, none of Target, Target Subsidiary, any Affiliate of Target or Target Subsidiary, nor to the Knowledge of Target, any plan fiduciary of any Target Employee Plan, has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) which would subject Target,

Buyer, BuyerSub or the Surviving Corporation to any material taxes, penalties or other liabilities resulting from such prohibited transaction and, to the Knowledge of Target, no condition exists that would subject any of Target, Buyer, BuyerSub or the Surviving Corporation to any material excise penalty tax or fine related to any Target Employee Plan.

     SECTION 3.16 TRANSACTIONS WITH AFFILIATES. Since December 31, 1999, there have been no transactions, agreements, arrangements or understandings between Target or the Target Subsidiary and any other Person that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

     SECTION 3.17 INTELLECTUAL PROPERTY. Neither Target nor the Target Subsidiary owns any registration of any patent, trademark, service mark, trade name, copyright, trade secret or other intellectual property, other than the service mark "H" and the domain names "huntway.com" and "huntway.net" in the case of Target. Each of Target and Target Subsidiary owns or has adequate rights to use all of the intellectual property (i) used by it in its business and (ii) necessary for the conduct of its business in the Ordinary Course of Business. Subject to such exceptions as would be de minimis in the aggregate, to the Knowledge of Target, (i) neither Target nor the Target Subsidiary has infringed upon the intellectual property rights of any other Person nor (ii) has any other Person infringed upon the intellectual property rights of Target or the Target Subsidiary.

     SECTION 3.18 ENVIRONMENTAL MATTERS. (i) To the Knowledge of Target, Target and the Target Subsidiary are in compliance with all Environmental Requirements, except for any noncompliance that would be de minimis in the aggregate; (ii) to the Knowledge of Target, Target and Target Subsidiary have obtained and are in compliance with all permits, licenses and other authorizations that are required pursuant to Environmental Requirements for the occupation of their facilities and the operation of their businesses and are in compliance with all other limitations, conditions, standards, prohibitions and timetables imposed by Environmental Requirements, except for any failure to obtain or any noncompliance that would be de minimis in the aggregate; (iii) neither Target nor Target Subsidiary has received any written notice, report or other information regarding any material violation by Target or the Target Subsidiary of, or liabilities of Target or the Target Subsidiary under, Environmental Requirements, other than any written notice, report or other information with respect to a violation or liability that has been remedied or satisfied; (iv) to the Knowledge of Target, neither Target nor Target Subsidiary has received written notice of any past or present circumstances that, if continued, are reasonably likely to materially interfere with or prevent in any material manner compliance in the operation of their businesses with any Environmental Requirements; (v) to the Knowledge of Target, neither Target nor Target Subsidiary has handled or disposed of any Hazardous Substance in violation of any Environmental Requirements, arranged for the disposal of any Hazardous Substance in violation of Environmental Requirements or exposed any employee or individual to any Hazardous Substance or condition in violation of Environmental Requirements, except for any exceptions that would be de minimis in the aggregate; and (vi) to the Knowledge of Target, neither Target nor Target Subsidiary is a party to any written agreements, including but not limited to indemnity or clean up agreements, relating to or arising out of Environmental Requirements, with any third parties that are reasonably likely to give rise to a material claim against Target or the Target Subsidiary.

     SECTION 3.19 REAL ESTATE.

     (a) The section of the Target Disclosure Schedule corresponding to this
Section 3.19(a) sets forth the address of all real property owned by Target or the Target Subsidiary and used in the operation of the business of Target or the Target Subsidiary as of the date hereof (the "Owned Real Property"). Target or the Target Subsidiary, as applicable, holds good and marketable title to the Owned Real Property, free and clear of all Liens except for any Permitted Liens and any Liens with respect to the Target Credit Documents.

     (b) The section of the Target Disclosure Schedule corresponding to this
Section 3.19(b) sets forth the address of all real property in which Target or the Target Subsidiary holds a leasehold or subleasehold estate (the "Leased Real Property"; the leases or subleases for such Leased Real Property being referred to as the "Leases"). With respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) to the Knowledge of Target, neither Target, the Target Subsidiary nor any other party to the Lease is in breach or default under such Lease; (iii) Target or the Target Subsidiary, as applicable, holds good and marketable title to the leasehold interest thereunder; and (iv) neither Target nor Target Subsidiary has, except for any Lien under the Target Credit Documents, assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered such Lease, or any interest therein.

     (c) Neither Target nor Target Subsidiary has received any written notice to the effect that (i) any betterment assessments have been levied against, or condemnation or re-zoning proceedings are pending or threatened with respect to, any of the Owned Real Property or the Leased Real Property (collectively, the "Target Real Properties") or the Vulcan Property, or (ii) any zoning, building or similar law or regulation is or will be violated in any material respect by the continued maintenance, operation or use of any buildings or other improvements on any of the Target Real Properties or the Vulcan Property. There are no outstanding abatement proceedings or appeals with respect to the assessment of any Owned Real Property for the purposes of real property taxes and, to the Knowledge of Target, there are no outstanding abatement proceedings or appeals with respect to the assessment of any Leased Real Property for the purposes of real property taxes; and neither Target nor Target Subsidiary is a party to any agreement with any Governmental Entity with respect to such assessments or tax rates on any Target Real Properties. To the Knowledge of Target, each of Target and the Target Subsidiary has all material rights of ingress, egress, docking, terminalling and other access necessary to operate its facilities and to move its inventory, product and supplies on, off, through and over the Target Real Properties in substantially the same manner in which it currently operates and moves such inventory, product and supplies.

     (d) Target has delivered to Buyer true, correct and complete copies of that certain preliminary title report dated February 20, 2001 and known as Order No. 1052644-KF for the Owned Real Property (the "Title Report"), with copies of all exception documents referenced therein, and those certain preliminary title reports dated September 19, 2000 and known as Order No. 201053712-X55 and dated March 9, 2001 and known as Order No. 11053217-X55 for the Vulcan Property (collectively, the "Vulcan Title Report"), with copies of all exception documents referenced therein, which title reports were prepared by Chicago Title Insurance Company (the "Title Company"). In addition, Target has delivered to Buyer a true, correct and complete copy of that certain draft survey of the Vulcan Property dated March 14, 2001, prepared by Pacific Land Consultants, Inc. and known as Job No. 01045 (the "Survey").

     SECTION 3.20 REQUIRED VOTE; BOARD APPROVAL.

     (a) The only vote of the holders of any class or series of capital stock of Target required by law, rule or regulation to approve this Agreement, the Merger and/or any of the other transactions contemplated hereby is the affirmative vote of the holders of a majority of the outstanding Target Common Shares on the applicable record date in favor of the adoption of this Agreement (the "Target Stockholder Approval").

     (b) The board of directors of Target has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of Target and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby and (iii) subject to Section 5.03, resolved to recommend to such stockholders that they vote in favor of adopting and approving this Agreement and the Merger in accordance with the terms hereof.

     SECTION 3.21 FINDERS' FEES; OPINION OF FINANCIAL ADVISOR.

     (a) Except for Simmons & Company International (the "Financial Advisor"), there is no investment banker, broker, finder or other such intermediary which has been retained by, or is authorized to act on behalf of, Target or the Target Subsidiary with respect to the transactions contemplated by this Agreement. Target has made available to Buyer a true and correct copy of the engagement letter between Target and the Financial Advisor.

     (b) Target has received the opinion of the Financial Advisor, dated as of the date hereof, to the effect that, as of such date, the Merger Consideration to be received by holders of Target Common Shares is fair to such holders (other than, if applicable, Buyer and any Buyer Subsidiary) from a financial point of view.

     SECTION 3.22 EMPLOYEE MATTERS. There are no material labor-related disputes of any kind asserted against Target in connection with its operations pending before or, to the Knowledge of Target, threatened before, any federal, state or local court or agency. There is no unfair labor practice charge or complaint against Target actually pending or, to the Knowledge of Target, threatened, before the National Labor Relations Board. There is no labor strike, slowdown or stoppage actually pending or, to the Knowledge of Target, threatened against Target. Target has not experienced any material labor disputes or any material work stoppage due to labor disagreements within the past three years. No attempt to organize Target employees has resulted in an election within the past three years or, to the Knowledge of Target, is threatened against Target. Target is not now, nor at any time within the past three years has Target been, subject to any collective bargaining agreement, contract, letter of understanding or other similar arrangement with any labor union or organization.

     SECTION 3.23 PERSONAL PROPERTY. Each of Target and Target Subsidiary, as applicable, has good and valid title or a valid right to use all material tangible personal property, equipment and fixtures held by Target or the Target Subsidiary ("Personal Property"), free and clear of all Liens except Permitted Liens and any Liens related to the Target Credit Documents. Except for exceptions related to the Coolidge, Arizona facility of the Target Subsidiary, to the Knowledge of Target, the Personal Property is in good operating condition and repair in accordance with normal and customary industry practices for items of comparable age and use, ordinary wear and tear excepted. All product and supply inventory held by Target is of a quality usable or salable (as applicable) in the Ordinary Course of Business.

     SECTION 3.24 INSURANCE. Target has heretofore made available to Buyer a complete list as of the date hereof of all insurance policies maintained by Target or Target Subsidiary and has made available to Buyer true, correct and complete copies of all such policies, together with all riders and amendments thereto. As of the date hereof, all such policies are in full force and effect and all premiums due thereon prior to the date hereof have been paid. Target and the Target Subsidiary have complied in all material respects with the terms of such policies.

     SECTION 3.25 TARGET CREDIT DOCUMENTS. The Target Disclosure Schedule sets forth the outstanding principal balance due, owing and unpaid under each of the Target Credit Documents, if any, and the interest rates payable on such balances, in each case as of the date hereof. The Target Disclosure Schedule also identifies each letter of credit and its amount issued pursuant to the Target Credit Documents or otherwise as of the date hereof.

     SECTION 3.26 SECTION 203 OF THE DGCL NOT APPLICABLE. The Board of Directors of Target has approved this Agreement, and such approval is sufficient to render inapplicable to this Agreement and the transactions contemplated by this Agreement the provisions of Section 203 of the DGCL. To the Knowledge of Target, no other state takeover statute or similar statute or regulation applies or purports to apply to this Agreement or the transactions contemplated by this Agreement.


                                    ARTICLE 4
                        REPRESENTATIONS AND WARRANTIES OF
                                      BUYER

     Buyer represents and warrants to Target that:

     SECTION 4.01 CORPORATE EXISTENCE AND POWER. Each of Buyer and BuyerSub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power required to carry on its business as now conducted. Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or be in good standing, individually or in the aggregate, would not have a Buyer Material Adverse Effect. Each of Buyer and BuyerSub has heretofore made available to Target true and complete copies of its certificate of incorporation, by-laws and/or other organizational documents as currently in effect.

     SECTION 4.02 CORPORATE AUTHORIZATION; APPROVALS. The execution, delivery and performance by Buyer and BuyerSub of this Agreement and the consummation by Buyer and BuyerSub of the transactions contemplated hereby are within the corporate powers of Buyer and BuyerSub and have been duly authorized by all necessary corporate action (including the approval of the board of directors of each of Buyer and BuyerSub and of Buyer in its capacity as the sole stockholder of BuyerSub). Assuming that this Agreement constitutes the valid and binding obligation of Target, this Agreement constitutes a valid and binding agreement of each of Buyer and BuyerSub, enforceable in accordance with its terms. No vote of the holders of any of the outstanding capital stock or any other security of Buyer under the laws of the state of its incorporation or any other applicable law or regulation, including of any securities exchange or market or pursuant to the terms of the certificate of incorporation, bylaws or other organizational document of Buyer, is necessary to approve this Agreement or the transactions contemplated hereby.

     SECTION 4.03 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Buyer and BuyerSub of this Agreement and the consummation by Buyer and BuyerSub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity, other than the following: (a) the filing of the Certificate of Merger in accordance with the DGCL; (b) compliance with any applicable requirements of the HSR Act; and (c) compliance with any applicable requirements of the Exchange Act.

     SECTION 4.04 NON-CONTRAVENTION. The execution, delivery and performance by Buyer and BuyerSub of this Agreement and the consummation by Buyer and BuyerSub of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or by-laws of Valero Energy Corporation, Buyer or BuyerSub, (b) assuming that all of the consents, approvals and filings contemplated by clauses (a) to and including (c) of Section 4.03 are obtained and/or made, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Valero Energy Corporation or any Subsidiary thereof, including Buyer and BuyerSub (except that no representation or warranty is made with respect to any antitrust statute, regulation, rule or other such restriction), (c) give rise to a right of termination, cancellation or acceleration (with or without due notice or lapse of time or both) of any material right or obligation of Valero Energy Corporation or any Subsidiary thereof, including Buyer and BuyerSub, or to a loss of any material benefit or status to which Valero Energy Corporation or any Subsidiary thereof, including Buyer and BuyerSub, is entitled under any provision of any agreement, contract or other instrument binding upon Valero Energy Corporation or any Subsidiary thereof, including Buyer and BuyerSub, or any license, franchise, permit or other similar authorization held by Valero Energy Corporation or any Subsidiary thereof, including Buyer and BuyerSub, or (d) result in the creation or imposition of any Lien on any material asset of Valero Energy Corporation or any Subsidiary thereof, including Buyer and

BuyerSub, other than, in the case of each of (b), (c) and (d), any such items that would not, individually or in the aggregate, (x) have a Buyer Material Adverse Effect or (y) prevent or impair the ability of Valero Energy Corporation, Buyer or BuyerSub to consummate the transactions contemplated by this Agreement.

     SECTION 4.05 BUYERSUB. Since the date of its incorporation, BuyerSub has not engaged in any activities other than in connection with or as contemplated by this Agreement. All of the issued and outstanding shares of capital stock of BuyerSub have been duly authorized and are validly issued, fully paid and nonassessable. Buyer holds of record and owns beneficially all of the outstanding shares of each class of capital stock of BuyerSub. There are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the BuyerSub to issue, sell or otherwise cause to become outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the BuyerSub.

     SECTION 4.06 INFORMATION TO BE SUPPLIED. The information to be supplied by Buyer expressly for inclusion in the Proxy Statement will at the time of the mailing thereof and at the time of the Target Stockholder Meeting not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     SECTION 4.07 FINDERS' FEES. Except as indicated in Section 3.21(a), there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from Buyer or any of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement.

     SECTION 4.08 FINANCING OF MERGER. Buyer has the ability to fully finance the transactions contemplated by this Agreement (including all of the transactions contemplated by Section 7.06 and the required payments with respect to the Danesh Options and the Target Options) and to fund the working capital needs of the Surviving Corporation after the Merger, out of its available cash, including cash of Target at Closing, liquid short-term investments, including liquid short-term investments of Target at Closing, and/or committed revolving credit facilities without any third-party consent or approval.

     SECTION 4.09 SOLVENCY AND STATUS. Buyer is a solvent corporation and will not be rendered insolvent as a result of the consummation of the transactions contemplated by this Agreement. Buyer has a positive net worth and currently is able to and does pay its liabilities as they mature. BuyerSub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. BuyerSub has no assets other than cash, has conducted no business or operations, has incurred no liabilities or obligations, other than expenses related to its incorporation and its continuing corporate existence and obligations under this Agreement, and has not had any employees.

                                    ARTICLE 5
                               COVENANTS OF TARGET

     Target agrees that:

     SECTION 5.01 TARGET INTERIM OPERATIONS. Except as set forth in the Target Disclosure Schedule or as otherwise expressly contemplated or permitted hereby (including as contemplated by Section 7.06 and below in this Section), without the prior written consent of Buyer (which consent shall not be unreasonably delayed or withheld), from the date hereof until the Effective Time, Target shall, and shall cause the Target Subsidiary to, conduct its business in all material respects in the Ordinary Course of Business and shall use commercially reasonable efforts to (i) preserve intact its present business organization and goodwill and keep available the services of its officers and key employees; (ii) maintain in effect all material foreign, Federal, state and local licenses, approvals and authorizations, including all material licenses and permits that are required for Target or the Target Subsidiary to carry on its business; (iii) confer on a regular basis with one or more representatives of Buyer to report on material operational matters and any proposals to engage in material transactions not disclosed on the Target Disclosure Schedule; (iv) promptly notify Buyer of any material emergency or other material change in the business, financial condition, results of operations or prospects of Target; (v) provide Buyer with copies of (A) monthly financial statements of Target prepared on a basis consistent (other than as may be required by GAAP or applicable law) with the similar financial statements provided or made available to Buyer prior to the date hereof and (B) the corresponding Financial Reporting Packages; (vi) maintain and repair all of its material assets and properties in a manner consistent with past practices; and (vii) promptly deliver to Buyer true, correct and complete copies of any report, statement or schedule filed with the SEC by Target subsequent to the date of this Agreement. Without limiting the generality of the foregoing, except as set forth in the Target Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement (including as contemplated by Section 7.06), from the date hereof until the Effective Time, without the prior written consent of Buyer (which consent shall not be unreasonably delayed or withheld), Target shall not, nor shall it permit the Target Subsidiary to:

     (a) amend its certificate of incorporation or by-laws;

     (b) split, combine or reclassify any shares of capital stock of Target or the Target Subsidiary or declare or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Target Common Shares or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Target equity or equity related securities or any equity or equity related securities of the Target Subsidiary;

     (c) issue, deliver or sell or authorize the issuance, delivery or sale of, any shares of Target capital stock of any class or series or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible or exchangeable securities, other than in connection with the issuance of Target Common Shares upon the exercise of any Target Options or Danesh Options and the issuance of Target Common Shares upon the conversion of any Convertible Note;

     (d) amend in any material respect any term of any outstanding security of Target or the Target Subsidiary in any manner adverse to Buyer;

     (e) other than in connection with transactions permitted by subsection (f) below, incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) repair and maintenance capital expenditures or any obligations or liabilities in respect thereof in the Ordinary Course of Business, (ii) other capital expenditures or any obligations or liabilities in respect thereof contemplated by the capital expenditure budget for 2001 for Target and the Target Subsidiary (the "Target Budget"), other than any capital expenditures specifically identified on the Target Budget as being prohibited without the prior written consent of Buyer (a true, correct and complete copy of the Target Budget is included in or attached to the Target Disclosure Schedule) or (iii) other capital expenditures or any obligations or liabilities in respect thereof incurred in the Ordinary Course of Business of Target or the Target Subsidiary and which, in the aggregate, do not exceed $100,000;

     (f) acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or a series of related transactions any equity interests of any Person or any business or division of any Person or acquire in one transaction or a series of related transactions any assets having a cost in excess of $50,000 (other than inventory purchased by Target in the Ordinary Course of Business and any capital expenditure permitted under subsection (e) above in this Section);

     (g) sell, lease, encumber or otherwise dispose of any material assets, other than (i) sales in the Ordinary Course of Business and (ii) dispositions of assets related to discontinued operations of Target or the Target Subsidiary;

     (h) incur (which shall be deemed to include entering into new or amended credit agreements, lines of credit or similar arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Target or the Target Subsidiary or guarantee any debt securities of others, except in the Ordinary Course of Business (which shall include borrowings and the issuance of letters of credit under the existing credit facilities of Target within the borrowing capacity thereunder as of the date hereof and the issuance of additional debt securities as contemplated by Section 307(a) of the Junior Subordinated Indenture);

     (i) except in the Ordinary Course of Business, amend, modify or terminate any material contract, agreement or arrangement of Target or the Target Subsidiary or otherwise waive, release or assign any material rights, claims or benefits of Target or the Target Subsidiary thereunder;

     (j) (i) except as required or contemplated by (x) law, (y) an agreement existing on the date hereof and made available to Buyer as contemplated by
Section 3.14 or (z) a policy or
arrangement described in the section of the Target Disclosure Schedule corresponding to this Section, increase the amount of compensation of any director, officer or employee or make any increase in or commitment to increase any employee health, welfare or retirement benefits, (ii) except as required by
(x) law, (y) an agreement existing on the date hereof and made available to Buyer as contemplated by Section 3.14 or (z) a policy or arrangement described in the section of the Target Disclosure Schedule corresponding to this Section, grant any new severance or termination pay or rights to any director, officer or employee of Target or the Target Subsidiary, (iii) adopt any additional Target Employee Plan or, except in the Ordinary Course of Business or as required by law, make any contribution to any existing such plan or (iv) except as may be required by law, amend in any material respect any Target Employee Plan;

     (k) change the Target (x) methods of accounting in effect at December 31, 2000, except as required by changes in GAAP or by Regulation S-X of the Exchange Act, as concurred in by its independent public accountants, or (y) fiscal year;

     (l) declare or pay or agree to declare or pay any dividends on any Target Common Shares or any other capital stock of Target;

     (m) cause to be issued under the Bank of America Loan Agreement or otherwise any new letter of credit or extend or renew any existing letter of credit for the benefit of Target or the Target Subsidiary, in either case with a maturity date after August 31, 2001; or

     (n) agree, resolve or commit to do any of the foregoing.

     SECTION 5.02 STOCKHOLDER MEETING. Target shall cause the Target Stockholder Meeting to be duly called and held as soon as reasonably practicable for the purpose of obtaining the Target Stockholder Approval. Target shall set the date for the Target Stockholder Meeting. Except in the event of the occurrence of a Superior Proposal and during such time as there remains a Superior Proposal or as otherwise required in order to satisfy the fiduciary duties of the Target board of directors under applicable law, (i) the board of directors of Target shall recommend approval and adoption by its stockholders of this Agreement (the "Target Recommendation"), (ii) the board of directors of Target shall not amend, modify, withdraw, condition or qualify the Target Recommendation and (iii) Target shall use its reasonable best efforts to solicit the Target Stockholder Approval.

     SECTION 5.03 ACQUISITION PROPOSALS; BOARD RECOMMENDATION.

     (a) Target agrees that after the date hereof it shall not, nor shall it permit the Target Subsidiary to, nor shall it authorize or knowingly permit any officer, director, employee, investment banker, attorney, accountant, agent or other advisor or representative of Target or the Target Subsidiary, directly or indirectly, to (i) solicit, initiate or knowingly facilitate or encourage the submission of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or reasonably could be expected to lead to, any Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Target or (iv) enter into any agreement with respect to any Acquisition Proposal, other than in the manner contemplated by Section 5.03(c); provided, however, that Target may take any action described in the foregoing clauses (i), (ii), (iii) or (iv) in respect of any Person, but only if: (x) such Person delivers an Acquisition Proposal that, in the good faith judgment of the Target board of directors, either is a Superior Proposal or could reasonably be expected to lead to the delivery to Target of a Superior Proposal within 75 days of delivery to Target of such Acquisition Proposal or if otherwise required in order to satisfy the fiduciary duties of the Target board of directors as such duties would exist under applicable law in the absence of this Section 5.03; and (y) prior to Target taking such action in respect of such Person, such Person shall have entered into a confidentiality agreement with Target in form and substance substantially similar to the Confidentiality Agreement; provided further that Target shall not enter into any binding agreement (other than such a confidentiality agreement) with respect to any such Acquisition Proposal without first complying with Section 5.03(c) and terminating this Agreement pursuant to Section 9.01(c)(ii). Buyer acknowledges that prior to the date of this Agreement, Target has solicited or caused to be solicited by the Financial Advisor indications of interest and proposals for an Acquisition Proposal. If, subsequent to the execution and delivery of this Agreement and prior to the termination of this Agreement in accordance with its terms, Target receives an inquiry or proposal from any Person relating to an Acquisition Proposal, Target shall advise Buyer of the receipt of such inquiry or proposal (and any change or modification thereto) promptly upon such receipt. Target shall also advise Buyer of the material terms and conditions of such inquiry or proposal and any subsequent change or modification thereto, but Target shall not be required to disclose the identity or source of such inquiry or proposal or any agent or representative acting on behalf of such Person.

     (b) Unless the board of directors of Target has previously amended, modified, withdrawn, conditioned or qualified or is concurrently therewith amending, modifying, withdrawing, conditioning or qualifying the Target Recommendation in accordance with Section 5.02, the board of directors of Target shall not recommend any Acquisition Proposal to the Target stockholders. Notwithstanding the foregoing, nothing contained in this Section 5.03 or elsewhere in this Agreement shall prevent the board of directors of Target from complying with Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal or making any disclosure required by applicable law or stock exchange rule or regulation.

     (c) Pursuant to the terms of Section 9.01(c)(ii), Target may terminate this Agreement in the event of a Superior Proposal or if otherwise required in order to satisfy the fiduciary duties of the Target board of directors as such duties would exist under applicable law in the absence of this Section 5.03; provided that Target may not exercise its right to so terminate under Section 9.01(c)(ii) and may not enter into a binding agreement (other than a confidentiality agreement as contemplated by clause (y) in the first sentence contained in
Section 5.03(a)) with respect to such Superior Proposal, unless prior to or concurrent with such termination Target shall have paid to Buyer the Termination Fee as contemplated by Section 9.03.

                                    ARTICLE 6
                         COVENANTS OF BUYER AND BUYERSUB

                         Buyer and BuyerSub agree that:

     SECTION 6.01 DIRECTOR AND OFFICER LIABILITY.

     (a) For the period of six years from and after the Effective Time, Buyer and the Surviving Corporation jointly and severally shall indemnify, to the fullest extent permitted by law, the present and former directors and officers of Target and the Target Subsidiary (the "Indemnified Parties") in respect of actions taken or failures to take action prior to and including the Effective Time in connection with their duties as directors or officers of Target or the Target Subsidiary (including the transactions contemplated hereby); provided that, in the event any claim is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until final disposition of such claim. In the event any Indemnified Party becomes involved in any such capacity in any action, proceeding or investigation in connection with any such action or failure to take action, including the transactions contemplated hereby, Buyer and the Surviving Corporation jointly and severally, to the fullest extent permitted by law, will periodically advance expenses to such Indemnified Party for his legal and other out-of-pocket expenses (including the cost of any investigation and preparation) incurred in connection therewith. From and after the Effective Time, Buyer and the Surviving Corporation jointly and severally shall indemnify each Indemnified Party against any and all expenses, including attorneys fees, which are incurred by such Indemnified Party in connection with any action brought by such Indemnified Party for indemnification or advance of expenses as contemplated by this Section or under the organizational documents of Target or under any indemnification agreement between such Indemnified Party and the Target, regardless of whether such Indemnified Party ultimately is determined to be entitled to such indemnification or advance of expenses.

     (b) For six years after the Effective Time, Buyer or the Surviving Corporation shall maintain in effect director and officer liability insurance and excess director and officer liability insurance covering the Persons who are currently covered by the existing director and officer liability insurance and the existing excess director and officer liability insurance of Target with respect to actions taken or failures to take action prior to or including the Effective Time, on terms and conditions no less favorable to such Persons than those in effect on the date hereof under the existing director and officer liability insurance and the existing excess director and officer liability insurance of Target.

     (c) Buyer shall cause the Surviving Corporation to perform the indemnification agreements entered into, in August 2000, by Target with the members of the Special Committee of the board of directors of Target, true, complete and correct copies of which have been made available to Buyer.

     (d) If Buyer or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section.

     (e) The obligations of the Surviving Corporation and Buyer under this Section shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section applies without the prior written consent of such affected Person.

     SECTION 6.02 EMPLOYEE BENEFITS.

     (a) During the period commencing on the date of the Effective Time and ending on the first anniversary thereof, Buyer shall provide (or shall cause the Surviving Corporation to provide) employees of the Surviving Corporation or the Target Subsidiary with compensation and benefits that are no less favorable in the aggregate than those currently provided by Target and the Target Subsidiary to such employees; provided that the defined benefit pension plan of Buyer (the "Buyer Pension Plan") shall be deemed to be a comparable substitute for the Money Purchase Pension Plan of Target for all purposes hereunder. Buyer has made available to Target a true, correct and complete copy of the Buyer Pension Plan. For purposes of any employee benefit plan, program or arrangement maintained for any of such employees by Buyer or the Surviving Corporation, Buyer shall recognize (or cause to be recognized) service with Target and the Target Subsidiary and any predecessor entities (and any other service credited by Target or the Target Subsidiary under similar benefit plans) for all purposes (including, without limitation, for vesting, eligibility to participate, severance and benefit accrual); provided that, with respect to the Money Purchase Pension Plan of Target, benefits under such plan shall be frozen as of the Effective Time and, with respect to the defined benefit pension plan of Buyer, past service with Target and/or the Target Subsidiary shall count for vesting purposes only. Benefits under the Buyer Pension Plan for the employees of Target and the Target Subsidiary will begin accruing as of the Effective Time only. Except as expressly provided in this Agreement, vesting schedules under Target Employee Plans, including, without limitation, the Profit Sharing and Tax Deferred Savings Plan (401(k) Plan) and Money Purchase Pension Plan of Target, shall not be accelerated or otherwise affected by the transactions contemplated hereby and amounts held by employees of Target in its Profit Sharing and Tax Deferred Savings Plan (401(k) Plan) and Money Purchase Pension Plan that are unvested as of the Effective Time shall vest in accordance with the vesting schedule provided under such Plans. To the extent that Buyer establishes or causes to be established any employee welfare benefit plan (as defined in Section 3(1) of ERISA) for employees of the Surviving Corporation or the Target Subsidiary, such plan or plans shall waive all limitations as to preexisting conditions and all waiting or elimination periods and service requirements applicable to such employees, except to the extent preexisting conditions limitations, waiting or elimination periods or service requirements were in effect immediately prior to the Effective Time with respect to such employees under comparable employee welfare benefit plans maintained by Target immediately prior to the Effective Time.

     (b) From and after the Effective Time, Buyer shall honor and perform, and shall cause the Surviving Corporation to honor and perform, in accordance with their respective terms, the written severance, change in control and termination programs, policies, agreements (including any change in control, termination, severance agreements or employment agreements containing such type of provisions) and plans of Target or the Target Subsidiary identified on the Target Disclosure Schedule, true, correct and complete copies of which have been made available to Buyer.

     SECTION 6.03 TITLE POLICIES. The cost of the Title Policy, the Title Report and the survey with respect to the Benicia, California facility of Target shall be promptly paid when due by Buyer or, if paid by Target, promptly reimbursed by Buyer upon request of Target.

     SECTION 6.04 CONDUCT OF BUYERSUB. Buyer will take all action necessary to cause BuyerSub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

                                    ARTICLE 7
                          COVENANTS OF BUYER AND TARGET

     The parties hereto agree that:

     SECTION 7.01 REASONABLE BEST EFFORTS.

     (a) Subject to the terms and conditions hereof, each party will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable, provided that nothing in this Section shall require Target to take any action which would be inconsistent with the fiduciary duties of its board of directors as such duties would exist under applicable law in the absence of this Section.

     (b) In connection with and without limiting the foregoing, Buyer and Target shall (i) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize or eliminate the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

     SECTION 7.02 CERTAIN FILINGS; COOPERATION IN RECEIPT OF CONSENTS.

     (a) Promptly after the date hereof, Target shall prepare in cooperation with Buyer and, after review and approval (which shall not be unreasonably withheld or delayed) by Buyer, shall file with the SEC as contemplated by the Exchange Act the Proxy Statement. Target shall mail the Proxy Statement to its stockholders as promptly as reasonably practicable in compliance with the Exchange Act and, if necessary, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies.

     (b) No amendment or supplement to the Proxy Statement will be made by Target without the prior approval of Buyer, which approval will not be unreasonably withheld or delayed. Each party will advise the other party promptly after it receives notice thereof of any request by the SEC for amendment of the Proxy Statement or comments of the SEC thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time, Target or Buyer discovers any information relating to either party, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the parties shall jointly prepare an appropriate amendment or supplement describing such information which shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the stockholders of Target.

     (c) Target and Buyer shall cooperate with one another in (i) determining whether any action by or in respect of, or filing with, any Governmental Entity is required in connection with the consummation of the transactions contemplated hereby and (ii) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking promptly to obtain any such actions, consents, approvals or waivers. Without limiting the generality of the foregoing, each of Buyer and Target shall file any Notification and Report Forms and related material that it may be required to file in connection with the transactions contemplated by this Agreement with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, shall each use its diligent efforts to obtain an early termination of the applicable waiting period, and shall each make any further filings pursuant thereto that may be necessary, proper or advisable. Each party shall permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Entity and to the extent permitted by the applicable Governmental Entity give the other party the opportunity to attend and participate in such meetings and conferences, in each case in connection with the transactions contemplated hereby.

     SECTION 7.03 PUBLIC ANNOUNCEMENTS. No party shall issue any press release or make any public announcement or disclosure relating to the subject matter of this Agreement without the prior written approval of the other parties (for purposes of which, approval by the Buyer shall be deemed to include approval by BuyerSub), which approval shall not be unreasonably withheld or delayed, unless such disclosure is required by applicable law or governmental, stock exchange or securities market rule or regulation or by order of a court of competent jurisdiction (in which case prior to making such disclosure the party which proposes to make such disclosure shall give written notice to the other parties, describing in reasonable detail the proposed content of such disclosure, and shall provide each other party a reasonable opportunity to review and comment upon the form and substance of such disclosure).

     SECTION 7.04 ACCESS TO INFORMATION. From the date hereof until the Effective Time and subject to applicable law, Target shall (i) give to Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of Target and the Target Subsidiary, (ii) furnish or make available to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of Target and the Target Subsidiary to cooperate with the reasonable requests of Buyer in its investigation. Any investigation pursuant to this Section shall be conducted at reasonable times in such manner as not to interfere unreasonably with the conduct of the business of Target. Buyer will hold, and will cause its respective officers, employees, counsel, financial advisors, auditors and other authorized representatives to hold, any nonpublic information obtained in any such investigation in confidence in accordance with the Confidentiality Agreement.

     SECTION 7.05 NOTICES OF CERTAIN EVENTS. Target and Buyer shall promptly notify the other of the following: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of Target or to the knowledge of Buyer, as the case may be, threatened against, relating to or involving or otherwise affecting Buyer or any of its Subsidiaries (including BuyerSub), on the one hand, or Target or the Target Subsidiary, on the other hand, which relate to the consummation of the transactions contemplated by this Agreement; and (iv) any action, event or occurrence that would constitute a breach of any representation, warranty, covenant or agreement of such party set forth in this Agreement, provided that no such notification pursuant to clause
(iv) shall affect or be deemed to modify any representation or warranty made by the party giving such notice.

     SECTION 7.06 REPAYMENT/PURCHASE OF TARGET INDEBTEDNESS.

     (a) Bank of America Loan Agreement. Promptly following the execution and delivery of this Agreement, Buyer shall obtain a commitment (which shall be unconditional except for the occurrence of the Closing and other customary terms and conditions) for a back-up letter of credit from a financial institution acceptable to Bank of America (which back-up letter of credit shall be in a form acceptable to Bank of America) with respect to the letters of credit outstanding pursuant to the Bank of America Loan Agreement at the Closing, other than any such letter of credit that is in connection with the Closing cancelled or released to the satisfaction of Bank of America. Buyer shall thereupon deliver to Target and Bank of America true and correct copies of such commitment. In addition, promptly following the execution and delivery of this Agreement, Target and Buyer shall use their reasonable best efforts to cause Bank of America to enter into an agreement and/or instrument with Target in a form reasonably satisfactory to Target and Buyer that provides, subject to the back-up letter of credit contemplated by this subsection becoming effective at the Closing and to the payment at the Closing of any indebtedness and other amounts then outstanding or payable under the Bank of America Loan Agreement, for (i) Bank of America to take all actions necessary and appropriate to cause the Collateral Agent to release and terminate all Liens with respect to the Bank of America Loan Agreement and to join in the termination of the Collateral Documents at the Closing, (ii) the termination of the Bank of America Loan Agreement and the surrender for cancellation of any note issued thereunder upon the Closing and (iii) Bank of America to join in all actions necessary and appropriate to cause the termination of the Intercreditor Agreement and the Collateral Documents at the Closing (the "B of A Agreement"). Subject to the performance of the B of A Agreement, Buyer shall cause the back-up letter of credit contemplated by this subsection to become effective upon the Closing and at the Closing shall fully satisfy and discharge or cause to be satisfied or discharged any and all of the indebtedness and other amounts outstanding or payable under the Bank of America Loan Agreement.

     (b) Boeing Capital Loan Agreement. Promptly following the execution and delivery of this Agreement, Target and Buyer shall use their reasonable best efforts to cause Boeing Capital to enter into an agreement and/or instrument with Target in a form reasonably satisfactory to Target and Buyer (i) that permits the payment by Buyer at the Closing of all indebtedness and other amounts then outstanding or payable under the Boeing Capital Loan Agreement, without any prepayment premium or penalty, other than such as would be required under the express terms of the Boeing Capital Loan Agreement as a result of a prepayment in full of all indebtedness thereunder on the applicable first permitted prepayment date thereunder, and (ii) that provides, subject to the payment at the Closing of all indebtedness and other amounts then outstanding or payable under the Boeing Capital Loan Agreement, for (x) Boeing Capital to take all actions necessary and appropriate to cause the Collateral Agent to release and terminate all Liens with respect to the Boeing Capital Loan Agreement and to join in the termination of the Collateral Documents at the Closing, (y) the termination of the Boeing Capital Loan Agreement and the surrender for cancellation of the notes issued thereunder upon the Closing and (z) Boeing Capital to join in all actions necessary and appropriate to cause the termination of the Intercreditor Agreement and the Collateral Documents at the Closing (the "BC Agreement"). Subject to the performance of the BC Agreement, Buyer shall at the Closing fully satisfy and discharge or cause to be satisfied or discharged all of the indebtedness and other amounts outstanding or payable under the Boeing Capital Loan Agreement.

     (c) Convertible Notes. Promptly following the execution and delivery of this Agreement, Target and Buyer shall use their reasonable best efforts to cause each holder of a Convertible Note to enter into an agreement and/or instrument with Target in a form reasonably satisfactory to Target and Buyer (i) that permits Buyer to purchase such Convertible Note at or immediately prior to the Closing for cash in an amount equal to the sum of (x) the amount that would have been payable in the Merger for the Target Common Shares underlying such Convertible Note had such Convertible Note been fully converted into Target Common Shares immediately prior to the Closing and (y) any accrued and unpaid interest on such Convertible Note as of the Closing, but not including any prepayment premium or penalty, and (ii) that provides, subject to such payment at the Closing, for (u) the termination of the Exchange and Purchase Agreement upon the Closing, (v) the due transfer of the underlying Convertible Note to Buyer upon the Closing, (w) the termination of the Convertible Notes Indenture (which agreement shall constitute a written consent contemplated by Section 9.02 of the Convertible Notes Indenture), (x) the amendment of the

Convertible Notes Indenture to terminate and waive Article 4, other than Sections 4.01, 4.02 and 4.04(c) thereof, and Article 5 of such Indenture (including with respect to the Merger) at the Closing and until such time as the Convertible Notes Indenture is terminated in accordance with its terms (which agreement shall constitute a written consent contemplated by Section 9.02 of the Convertible Notes Indenture), (y) the Collateral Agent to release and terminate all Liens related to the Convertible Notes and to join in the termination of the Collateral Documents at the Closing and (z) such Convertible Note holder to join in all actions necessary and appropriate to cause the termination of the Intercreditor Agreement and the Collateral Documents at the Closing (a "CN Agreement"). Subject to the performance of the respective CN Agreement, Buyer shall at Closing make or cause to be made any and all payments contemplated by this Section with respect to the Convertible Notes that are the subject of such CN Agreement.

     (d) Junior Subordinated Debentures. Promptly following the execution and delivery of this Agreement, Target and Buyer shall use their reasonable best efforts to cause each holder of a Junior Subordinated Debenture to enter into an agreement and/or instrument with Target in a form reasonably satisfactory to Target and Buyer (i) that permits Buyer to purchase such Junior Subordinated Debenture at or immediately prior to the Closing for cash in an amount equal to the total principal and accrued and unpaid interest thereon as of the Closing, but not including any prepayment penalty or premium, and (ii) that provides, subject to such payment at the Closing, for (x) the termination of the Junior Subordinated Indenture (which agreement shall constitute a consent contemplated by Section 802 of the Junior Subordinated Indenture), (y) the due transfer of the underlying Junior Subordinated Debenture to Buyer upon the Closing and (z) the amendment of the Junior Subordinated Indenture to terminate and waive
Article 4, other than Sections 401, 402 and 403 thereof, of such Indenture (including with respect to the Merger) at the Closing and until such time as the Junior Subordinated Indenture is terminated in accordance with its terms (which agreement shall constitute a consent contemplated by Section 802 of the Junior Subordinated Indenture) (a "JD Agreement"). Subject to the performance of the respective JD Agreement, Buyer shall at Closing make or cause to be made any and all payments contemplated by this Section with respect to the Junior Subordinated Debentures that are the subject of such JD Agreement.

     (e) Fees and Expenses. At Closing Buyer shall pay or cause to be paid all then unpaid fees and expenses under the Intercreditor Agreement and the Collateral Accounts Agreement due and payable by Target.

                                    ARTICLE 8
                            CONDITIONS TO THE MERGER

     SECTION 8.01 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of Target, Buyer and BuyerSub to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) The Target Stockholder Approval shall have been obtained.

     (b) Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated.

     (c) No law or regulation that makes consummation of the Merger illegal or otherwise prohibited shall exist and no judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction shall enjoin Target, Buyer or BuyerSub from consummating the Merger.

     (d) Any consents, waivers and agreements related to documents other than the Target Credit Documents and identified in the section of the Target Disclosure Schedule corresponding to Section 3.04 as being conditions to the Closing, shall have been obtained.

     (e) Bank of America shall have entered into the B of A Agreement and such Agreement shall be performed by Bank of America in connection with the Closing. Boeing Capital shall have entered into the BC Agreement and such Agreement shall be performed by Boeing Capital in connection with the Closing. Each of the holders of the Convertible Notes outstanding immediately prior to the Closing shall have entered into a CN Agreement and such Agreement shall be performed by each such holder in connection with the Closing. Each of the holders of Junior Subordinated Debentures outstanding immediately prior to the Closing shall have entered into a JD Agreement and such Agreement shall be performed by each such holder in connection with the Closing.

     SECTION 8.02 CONDITIONS TO THE OBLIGATIONS OF TARGET. The obligations of Target to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a) Buyer and BuyerSub each shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the time of the filing of the Certificate of Merger.

     (b) The representations and warranties of Buyer and BuyerSub contained in
Article 4 of this Agreement (which for these purposes shall exclude all qualifications or exceptions relating to "materiality" and/or Buyer Material Adverse Effect) shall be true and correct, in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date or (ii) as to all other representations and warranties, as of the date of this Agreement and as of the time of filing the Certificate of Merger, subject to exceptions the aggregate effect of which shall not have had or be reasonably likely to have a Buyer Material Adverse Effect.

     (c) Target shall have received a certificate of Buyer signed by the Chief Executive Officer, President, Chief Financial Officer or Senior Vice President of Buyer to the foregoing effect.

     (d) Buyer and BuyerSub shall have delivered such other documents and instruments as Target may reasonably request.

     SECTION 8.03 CONDITIONS TO THE OBLIGATIONS OF BUYER AND BUYERSUB. The obligations of Buyer and BuyerSub to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a) Target shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the filing of the Certificate of Merger.

     (b) The representations and warranties of Target contained in Article 3 of this Agreement (which for these purposes shall exclude all qualifications or exceptions relating to "materiality" and/or Target Material Adverse Effect) shall be true and correct, in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date or
(ii) as to all other representations and warranties, as of the date of this Agreement and as of the time of filing the Certificate of Merger, subject to exceptions for the effect of actions taken by Target that are permitted under this Agreement and to other exceptions the aggregate effect of which shall not have had or be reasonably likely to have a Target Material Adverse Effect.

     (c) Buyer shall have received a certificate of Target signed by the Chief Executive Officer, President or Chief Financial Officer of Target to the foregoing effect.

     (d) The Collateral Agent shall have released and terminated all Liens under or related to the Target Credit Documents.

     (e) The Intercreditor Agreement shall have been terminated in accordance with the terms thereof.

     (f) The Collateral Accounts Agreement shall have been terminated in accordance with its terms.

     (g) The Lockbox Agreement shall have been terminated in accordance with its terms.

     (h) [INTENTIONALLY OMITTED]

     (i) Buyer or its designee shall at the Closing acquire for no consideration the interest in the Target Subsidiary not owned by Target, free and clear of all Liens.

     (j) Immediately prior to the Effective Time, Buyer shall have received from each Person who is a director of Target his written resignation, effective as of the Effective Time.

     (k) Immediately prior to the Effective Time, Buyer shall have received from each person who is an officer of Target or Target Subsidiary and who has been identified to Target by Buyer for such purpose in writing at least five Business Days prior to the Closing, his written resignation, effective as of immediately after the Effective Time.

     (l) The Title Company or another title insurance company of substantially equivalent reputation shall have issued an ALTA standard owner's form policy of title insurance with extended coverage in the amount of $25 million or more with respect to the Owned Real Property, showing title to the Owned Real Property vested in Target subject only to Permitted Liens (the "Title Policy").

     (m) Target shall have acquired the Vulcan Property as contemplated by the Vulcan Property Purchase Agreement; provided however that this closing condition shall be deemed to be satisfied if (x) a long-term lease has been entered into by Target relating to that portion of the Vulcan Property defined as the "Refinery Land" in the Vulcan Property Purchase Agreement or a long-term extension of the existing lease with respect to that portion of the Vulcan Property defined as the "Refinery Land" in the Vulcan Property Purchase Agreement has been entered into by Target, in either case upon terms that are reasonably satisfactory to Buyer or (y) an amendment to the Vulcan Property Purchase Agreement reasonably satisfactory to Buyer has been entered into by Target which provides that if the closing of the sale of the Vulcan Property to Target under the Vulcan Property Purchase Agreement has not occurred on or prior to a date no later than September 30, 2001, the owner of the Vulcan Property shall promptly subdivide the Vulcan Property and sell to Target at least that portion of the Vulcan Property on which the Wilmington refinery of Target is situated. Buyer shall promptly cooperate with Target in negotiating a long-term lease and/or an extension of the term of the lease with respect to the Vulcan Property and/or an amendment to the Vulcan Property Purchase Agreement as contemplated by this subsection with the owner of the Vulcan Property upon the request of Target.

     (n) If Target has acquired the Vulcan Property on or before the Closing, the Title Company or another title insurance company of substantially equivalent reputation shall have issued an ALTA standard owner's form policy of title insurance with extended coverage in the amount of $10 million or more with respect to the Vulcan Property, showing title to the Vulcan Property vested in Target subject only to Permitted Liens (the "Vulcan Title Policy").

     (o) Target shall deliver such other documents and instruments as Buyer may reasonably request.


                                    ARTICLE 9
                       TERMINATION; AMENDMENTS AND WAIVERS

     SECTION 9.01 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Target Stockholder Approval shall have been obtained:

     (a) By mutual written agreement of Buyer and Target;

     (b) By either Buyer or Target by written notice by the terminating party to the other party, if:

          (i) the Merger shall not have been consummated on or before July 31, 2001 (the "End Date"); provided that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement has resulted in the failure of the Merger to occur on or before the End Date;

          (ii) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining Target, Buyer or BuyerSub from consummating the Merger shall have been entered and shall have become final and nonappealable and, prior to such termination, the parties shall have used reasonable best efforts to resist, resolve or lift, as applicable, such law, regulation, judgment, injunction, order or decree; or

          (iii) at the Target Stockholder Meeting (including any adjournment or postponement thereof), the Target Stockholder Approval shall not have been obtained;

     (c) By Target (i) if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Buyer or BuyerSub set forth in this Agreement shall have occurred which would cause the applicable condition set forth in Section 8.02 not to be satisfied, and such condition shall be incapable of being satisfied by the End Date or (ii) in the event that the Target board of directors has authorized Target, subject to compliance with the provisions of Section 5.03(c), to enter into a definitive agreement with respect to a Superior Proposal; and

     (d) By Buyer if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Target set forth in this Agreement shall have occurred which would cause the applicable condition set forth in Section 8.03 not to be satisfied, and such condition shall be incapable of being satisfied by the End Date.

     SECTION 9.02 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 9.01, there shall be no liability or obligation on the part of Buyer, Target, BuyerSub or any of their respective officers, directors, stockholders, agents or Affiliates, except for any liability of a party then in breach and except as set forth in Section 9.03, which shall be the sole and exclusive remedy of the parties hereto in the event of such termination; provided that the provisions of this Section 9.02, Sections 9.03 and 11.01 through 11.07, the final sentence of Section 7.04, Section 6.03 (to the extent applicable) and Article X of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

     SECTION 9.03 FEES AND EXPENSES.

     (a) Except as set forth in this Section or as expressly provided otherwise herein, all fees and expenses incurred in connection herewith and the transactions contemplated hereby (including HSR Act filing fees, if any) shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

     (b) If this Agreement is terminated (x) by Target pursuant to either (i)
Section 9.01(c)(ii) or (ii) Section 9.01(b)(iii) and if within 180 days of such termination under Section 9.01(b)(iii) Target shall consummate an Acquisition Proposal with another Person, (y) by Buyer pursuant to Section 9.01(b)(iii) and if within 180 days of such termination under Section 9.01(b)(iii) Target shall consummate an Acquisition Proposal with another Person or (z) by Target or Buyer pursuant to Section 9.01(b)(iii) and if (A) one or more Target Insiders fails to vote any of his Individually-Owned Target Common Shares outstanding on the record date for the Target Stockholder Meeting in favor of approval of this Agreement, (B) Target Stockholder Approval would have been obtained but for such failure and (C) this Agreement is not terminable by Target pursuant to Section 9.01(c)(i), then in any of the foregoing cases Target shall pay to Buyer a termination fee equal to $1.75 million (the "Termination Fee").

     (c) Any Termination Fee payable pursuant to Section 9.03(b) shall be paid by wire transfer of immediately available funds to Buyer prior to or concurrent with the termination of this Agreement; provided that any Termination Fee payable pursuant to Section 9.03(b) as a result of Target consummating an Acquisition Proposal with another Person as contemplated within clauses (x) and
(y) of Section 9.03(b) shall be paid no later than simultaneously with the consummation of such Acquisition Proposal by wire transfer of immediately available funds to Buyer.

     SECTION 9.04 WAIVERS AND AMENDMENTS. Target, Buyer and BuyerSub may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors, subject to the provisions of Section 251(d) of the DGCL. No amendment of any provision of this Agreement shall be valid and binding unless the same shall be in writing and signed by all of the parties hereto. No provision of this Agreement may be waived except by an instrument in writing signed by the party against whom the waiver is to be effective. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

                                   ARTICLE 10
                                   DEFINITIONS

     SECTION 10.01 CERTAIN DEFINITIONS.

     (a) As used herein, the following terms have the following meanings:

     "Acquisition Proposal" means any offer or proposal for, or indication of interest in, (i) a merger, consolidation, stock exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Target or the Target Subsidiary, or (ii) any purchase of a majority or more of the assets of Target and the Target Subsidiary taken as a whole or of a majority of the Target Common Shares or the ownership interest in the Target Subsidiary, other than the transactions contemplated by this Agreement.

     "Affiliate" has the meaning set forth in Rule 501(b) under the Securities Act of 1933.

     "Bank of America" means Bank of America, N.A.

     "Bank of America Loan Agreement" means the Business Loan Agreement dated as of October 29, 1999 by and between Bank of America and Target, as amended.

     "Boeing Capital" means Boeing Capital Corporation.

     "Boeing Capital Loan Agreement" means the Loan Agreement dated as of January 20, 1999 by and between Boeing Capital and Target, as amended.

     "Business Day" means any day other than a Saturday, Sunday or a day on which banks are authorized by law to close in Los Angeles, California.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Collateral Accounts Agreement" means the Second Amended and Restated Collateral Accounts Security Agreement dated as of October 29, 1999 by and among Target, Target Subsidiary, Collateral Agent and Bank of America, as agent of the Collateral Agent.

     "Collateral Documents" shall have the meaning set forth in the Intercreditor Agreement and shall include without limitation the Collateral Accounts Agreement.

     "Collateral Agent" means United States Trust Company of New York, as collateral agent under the Collateral Accounts Agreement.

     "Confidentiality Agreement" means the letter agreement by and between Valero Energy Corporation and Target dated September 27, 2000.

     "Convertible Notes" means the Senior Subordinated Secured Convertible Notes due 2007 of Target and issued on October 15, 1997.

     "Convertible Notes Indenture" means the Indenture dated as of October 15, 1997 with respect to the Convertible Notes, as amended.

     "Danesh Options" means (i) that certain Option Agreement dated as of March 13, 1996 by and between the Andre Danesh 1997 IRRV Trust (as assignee of Andre Danesh) and Target with respect to 546,059 Target Common Shares and (ii) that certain Option Agreement dated as of December 30, 1996 by and between the Andre Danesh 1997 IRRV Trust (as assignee of Andre Danesh) and Target with respect to 600,000 Target Common Shares.

     "DGCL" means the General Corporation Law of the State of Delaware, as amended.

     "Environmental Requirements" means all applicable and legally binding Federal, state and local statutes, regulations, codes, rules, ordinances, standards or law, or any legally binding judgment, order, writ, notice, decree, permit, license, approval or injunction, enacted and in effect on or prior to the date hereof relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata and all those relating to the generation, manufacture, processing, distribution, transportation, treatment, storage, disposal, release or threatened release, or cleanup of any Hazardous Substances, including, without limitation, the Clean Air Act, the Toxic Substance Control Act, the Clean Water Act, the Oil Pollution Act of 1990, CERCLA, the Resource Conservation and Recovery Act and the Occupational Safety and Health Act of 1970, as amended and in effect on or prior to the Closing Date.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Exchange and Purchase Agreement" means the Exchange and Purchase Agreement dated as of October 31, 1997 by and among Target and the investors in the Convertible Notes, as amended.

     "GAAP" means United States generally accepted accounting principles.

     "Governmental Entity" means any Federal, state or local governmental authority, any transgovernmental authority or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

     "Guarantee" means the Guarantee of Valero Energy Corporation immediately following the signature page to this Agreement.

     "Hazardous Substances" means any substances defined, regulated or listed as hazardous, dangerous or toxic, or potentially hazardous, dangerous or toxic, or defined as waste, pollutants or contaminants under the Environmental Requirements, including, without limitation, any substance within the meaning of
Section 101 (14) of CERCLA, 42 U.S.C. Section 9601, et seq., or defined or listed as "hazardous waste," "hazardous substances," "hazardous materials," "toxic substances," "oil," "contaminant" or "pollutant" under any other Environmental Requirements.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Huntway Managing Partners" means Huntway Managing Partners, L.P.

     "Individually-Owned Target Common Shares" means Target Common Shares outstanding on the record date for the Target Stockholders Meeting and then held of record in the name of a Target Insider or then held by a bank, broker or other such entity in the name of a Target Insider. For purposes of clarification, and notwithstanding the prior sentence, Target Common Shares beneficially owned by a Target Insider as a result of such Target Insider being an officer of a corporation, a partner in a partnership, a member in a limited liability company, attorney-in-fact, executor, administrator, trustee, guardian or otherwise acting in a fiduciary or representative capacity shall not be Individually-Owned Target Common Shares.

     "Intercreditor Agreement" means the Second Amended and Restated Intercreditor and Collateral Trust Agreement dated as of October 29, 1999 by and among Bank of America, Boeing Capital, the holders of the Convertible Notes, State Street Bank and Trust Company, as Trustee under the Convertible Note Indenture, and the Collateral Agent.

     "IRS" means the United States Internal Revenue Service.

     "Junior Subordinated Debentures" means the Junior Subordinated Debentures due 2005 of Target issued on December 12, 1996 and the securities issued pursuant to Section 307 of the Junior Subordinated Indenture in payment of interest accrued thereon.

     "Junior Subordinated Indenture" means the Indenture dated as of December 12, 1996 with respect to the Junior Subordinated Debentures, as amended.

     "Knowledge of Target" means the actual knowledge, without special investigation but after review of Article 3 with counsel to Target, of Warren J. Nelson, the President and Chief Executive Officer, Earl G. Fleisher, the Chief Financial Officer, Stephen P. Piatek, the General Counsel and Vice President, Environmental, Terry Stringer, the Executive Vice President, Supply, Planning and Distribution, Len Nawrocki, the Executive Vice President, Asphalt Sales, Bill Darnell,

Vice President and General Manager of the Benicia Refinery, Guy Young, Benicia Refinery Manager, and Mike Miller, Wilmington Refinery Manager, of Target.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     "Lockbox Agreement" means that certain Third Party Agreement Relating to Lockbox Services (With Activation) entered into as of February 16, 2000 by and among Bank of America, Target, the Target Subsidiary and the Collateral Agent.

     "Material Adverse Effect" means with respect to any Person any material adverse change in the business, financial condition, operations or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that the following shall be excluded from the definition of "Material Adverse Effect" and from the determination of whether a Material Adverse Effect has occurred: (i) effects of conditions or events that are generally applicable to the asphalt, light-end product or refinery industry, including effects of changes in the price of crude oil and product prices, or effects of conditions or events affecting capital, financial, banking or currency markets, (ii) the impact of seasonality on the business, financial condition, operations or results of operations (including any effect of adverse weather conditions),
(iii) effects of conditions or events that are generally applicable to crude oil price hedging strategies, including effects of changes in the price of crude oil, (iv) effects of conditions or events such as expiration and non-recurrence of hedging activities or related to the failure to enter into hedging arrangements, (v) changes in laws and regulations (including common law, rules and regulations or the interpretation thereof) or applicable accounting regulations and principles to the extent that such changes are pending or proposed as of the date hereof and (vi) any change in the relationship of a Person and its Subsidiaries with their respective employees, customers and suppliers, which change results from the announcement of the transactions described in this Agreement or the performance of this Agreement and the covenants set forth herein. "Buyer Material Adverse Effect" means a Material Adverse Effect with respect to Buyer. "Target Material Adverse Effect" means a Material Adverse Effect with respect to Target.

     "Ordinary Course of Business" means the ordinary course of business of Target or Target Subsidiary (as applicable) consistent with past custom and practice.

     "Option Exercise/Payment Direction" shall mean a notice of exercise and payment direction in the form of Exhibit A attached hereto.

     "Permitted Liens" means with respect to real property of Target or the Target Subsidiary the following: (i) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the Ordinary Course of Business, liens arising under original purchase price conditional sales contracts, purchase money liens and equipments leases with third parties entered into in the Ordinary Course of Business, liens for taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty or which are being contested in good faith, and liens relating to environmental or safety conditions; (ii) imperfections of title, restrictions or encumbrances, including easements, covenants, conditions and rights-of-way, which imperfections of title, restrictions or encumbrances do not, individually or in the aggregate, materially adversely impair the continued use and operation of the assets to which they relate in the operation of the business of Target and the Target Subsidiary; (iii) the exceptions identified on the Title Report (as may be amended prior to the Closing with the prior written consent of Buyer and Target) and the Vulcan Title Report (as may be amended prior to the Closing with the prior written consent of Buyer and Target), other than exceptions with respect to Security Pacific National Bank; (iv) conditions shown on the Survey (as may be amended prior to the Closing with the prior written consent of Buyer and Target) and conditions that would be shown on an accurate survey or upon a personal inspection of the Owned Real Property; (v) existing leases, licenses and similar agreements made available to Buyer as contemplated by Section 3.14 and the rights of lessors and sublessors thereunder; (vi) zoning, building and other land use laws imposed by any governmental authority with appropriate jurisdiction that are not violated by the current use or occupancy of the real property to which they relate or the operation of the business of Target or the Target Subsidiary thereon; and (vii) with respect to the Benicia refinery of Target, any encroachments or the like on or with the property of Buyer or any of its Affiliates. "Permitted Liens" means with respect to personal property of Target or the Target Subsidiary the following: (i) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, liens arising under original purchase price conditional sales contracts, purchase money liens and equipments leases with third parties entered into in the Ordinary Course of Business, liens for taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty or which are being contested in good faith, and liens relating to environmental or safety conditions; (ii) imperfections of title, restrictions or encumbrances, including covenants and conditions, which imperfections of title, restrictions or encumbrances do not, individually or in the aggregate, materially adversely impair the continued use and operation of the assets to which they relate in the operation of the business of Target or the Target Subsidiary; (iii) liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a like nature;
(iv) liens securing reimbursement obligations with respect to letters of credit which encumber only documents and other property relating to such letters of credit and the products and proceeds thereof; (v) liens incurred or deposits made in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other types of social security; (vi) any interest or title of a lessor or sublessor in the property subject to any capital lease obligation or operating lease made available to Buyer after the date hereof or as contemplated by Section 3.14; (vii) leases or subleases granted to others not interfering in any material respect with the business of Target and the Target Subsidiary; (viii) liens in favor of custom and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (ix) existing leases, licenses and similar agreements made available to Buyer after the date hereof or as contemplated by Section 3.14; and (x) zoning, building, fire, health, environmental and pollution control laws, ordinances, rules and safety regulations and other similar restrictions that are not violated by the current use of the property to which they relate.

     "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any Governmental Entity.

     "Proxy Statement" means the proxy statement relating to the Target Stockholder Meeting together with any amendments or supplements thereto, including any information required to be provided to the stockholders of Target pursuant to the DGCL.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which
(i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership or association, or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any general partner of such partnership or association or a majority of the voting interests or the equity ownership of the limited liability company or other business entity. "Buyer Subsidiary" means a Subsidiary of Buyer and "Target Subsidiary" means Sunbelt Refining Company, L.P., a Delaware limited partnership, the sole Subsidiary of Target.

     "Superior Proposal" means a written Acquisition Proposal not solicited in violation of Section 5.03(a) that is on terms that a majority of the board of directors of Target determines in good faith would or is reasonably likely to result in a transaction, if consummated, that is more favorable to the Target stockholders (taking into account, among other things, all legal, financial, financing contingency, regulatory and other aspects of the proposal and the identity of the offeror) than the transactions contemplated hereby.

     "Target Common Share" means one share of Common Stock of Target, $0.01 par value per share.

     "Target Credit Documents" means the (i) Bank of America Loan Agreement and any note thereunder, (ii) Boeing Capital Loan Agreement and all notes thereunder, (iii) Convertible Notes Indenture, (iv) Convertible Notes, (v) Exchange and Purchase Agreement, (vi) Junior

Subordinated Indenture, (vii) Junior Subordinated Debentures, (viii) Intercreditor Agreement, (ix) Collateral Documents and (x) Lockbox Agreement.

     "Target Disclosure Schedule" means the schedule entitled "Target Disclosure Schedule" heretofore delivered by the Target and initialed by the parties for identification, which schedule is arranged in sections corresponding to the lettered and numbered subsections contained in Section 3, Section 5.01 and
Section 8.03.

     "Target Employee Plan" means each material "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) and each other employee benefit plan, program or arrangement maintained, sponsored or contributed to by Target or any of its Affiliates on behalf of any employee or former employee of Target or the Target Subsidiary.

     "Target Insiders" means (x) the directors of Target, (y) the executive officers (as such term is defined under the Exchange Act) of Target and (z) the General Counsel and Vice President, Environmental, of Target , in each case on the record date with respect to the Target Stockholder Meeting.

     "Target Option Plans" means the 1998 Stock Incentive Plan and the 1996 Huntway Employee Incentive Option Plan, in each case as amended prior to the date hereof.

     "Target Preferred Share" means one share of Preferred Stock of Target, $0.01 par value per share.

     "Target SEC Documents" means (i) the Target's annual reports on Form 10-K for its fiscal years ended December 31, 1999 and December 31, 1998 (collectively, the "Target 10-K"), (ii) the Target's quarterly reports on Form 10-Q (the "Target 10-Q") for its fiscal quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, (iii) the proxy or information statements of Target dated after or used after December 31, 1998 and (iv) all other reports, filings, registration statements and other documents filed by Target with the SEC after December 31, 1998 pursuant to the Exchange Act, in each case together with all schedules and exhibits thereto and as subsequently amended.

     "Target Stockholder Meeting" means the meeting at which the record holders of Target Common Shares shall actually vote with respect to the adoption of this Agreement.

     "Vulcan Property" means that certain real estate contemplated to be purchased (as opposed to leased or subleased) by Target which is the subject of the Vulcan Property Purchase Agreement.

     "Vulcan Property Purchase Agreement" means that certain Purchase and Sale Agreement and Joint Escrow Instructions dated February 1, 2001 by and between Calmat Co. and Target.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

     Term                                       Section
     ----                                       -------
     Agreement                                  Introductory Paragraph
     B of A Agreement                           7.06(a)
     BC Agreement                               7.06(b)
     Buyer                                      Introductory Paragraph
     BuyerSub                                   Introductory Paragraph
     BuyerSub Common Share                      2.01(a)
     Buyer Material Adverse Effect              10.01(a)
     Buyer Pension Plan                         6.02(a)
     Buyer Subsidiary                           10.01(a)
     Certificate of Merger                      1.01(b)
     Certificates                               2.02(a)
     Closing                                    1.02(a)
     CN Agreement                               7.06(c)
     COBRA                                      3.15(d)
     Dissenting Share                           2.01(d)
     Effective Time                             1.01(b)
     End Date                                   9.01(b)(i)
     Exchange Agent                             2.02(a)
     Exchange Fund                              2.02(a)
     Financial Advisor                          3.21(a)
     Financial Reporting Package                3.08(c)
     Financial Statements                       3.08(a)
     Guarantor                                  Signature Page
     Indemnified Parties                        6.01(a)
     JD Agreement                               7.06(d)
     Leased Real Property                       3.19(b)
     Leases                                     3.19(b)
     Merger                                     1.01(a)
     Merger Consideration                       2.01(b)
     NYSE                                       3.07(a)
     Option Spread Payment                      2.03(b)
     Owned Real Property                        3.19(a)
     Personal Property                          3.23
     Secretary                                  1.01(b)
     Survey                                     3.19(d)
     Surviving Corporation                      1.01(a)
     Target                                     Introductory Paragraph
     Target Budget                              5.01(e)
     Target Option                              2.03(a)
     Target Recommendation                      5.02

     Target Real Properties                     3.19(c)
     Target Returns                             3.12
     Target Stockholder Approval                3.20(a)
     Target Subsidiary                          10.01(a)
     Termination Fee                            9.03(b)
     Title Company                              3.19(d)
     Title Policy                               8.03(m)
     Title Report                               3.19(d)
     Vulcan Title Policy                        8.03(o)
     Vulcan Title Report                        3.19(d)


                                   ARTICLE 11
                                  MISCELLANEOUS

     SECTION 11.01 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

         if to Buyer or BuyerSub, to:
         Valero Refining and Marketing Company
         One Valero Place
         San Antonio, TX 78212
         Attention: Michael S. Ciskowski
         Facsimile: (210) 370-2270


         with a copy to:
         Valero Energy Corporation
         One Valero Place
         San Antonio, TX 78212
         Attention: Martin Loeber
         Facsimile: (210) 370-2988

         if to Target, to:

         Huntway Refining Company
         25129 The Old Road, Suite 322
         Newhall, CA  91381
         Attention: President and Chief Executive Officer
         Facsimile: (661) 286-1588
         with a copy to:

         Kirkland & Ellis
         200 East Randolph Drive
         Chicago, Illinois  60601
         Attention: Donald E. Batterson
         Facsimile: (312) 861-2200

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

     SECTION 11.02 SURVIVAL OF REPRESENTATIONS AND WARRANTIES AFTER THE EFFECTIVE TIME. The representations and warranties contained herein and in any certificate, instrument or other writing delivered pursuant hereto shall not survive the Effective Time or, except as expressly contemplated by Section 9.02, the termination of this Agreement.

     SECTION 11.03 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto. Any purported transfer or assignment in violation hereof shall be null and void.

     SECTION 11.04 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     SECTION 11.05 COUNTERPARTS; EFFECTIVENESS; THIRD PARTY BENEFICIARIES. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as set forth in Sections 2.01, 2.03, 6.01 and 6.02, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     SECTION 11.06 JURISDICTION. Each of Target, Buyer and BuyerSub irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of Target, Buyer and BuyerSub hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Target, Buyer and BuyerSub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in any such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, that
(i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     SECTION 11.07 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     SECTION 11.08 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 11.09 ENTIRE AGREEMENT. This Agreement (together with the exhibits and schedules hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter hereof; provided that this Agreement shall not supersede or in any way modify the terms of the Confidentiality Agreement, which Agreement shall remain in full force and effect.

     SECTION 11.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     SECTION 11.11 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereun der, unless the context otherwise requires. The word "including" shall mean "including without limitation" unless the context otherwise requires. As used in this Agreement (including any amendments hereto), the masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so requires.

     SECTION 11.12 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 11.13 INCORPORATION OF EXHIBITS AND SCHEDULES. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                                    * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                              HUNTWAY REFINING COMPANY


                              By: /s/ Warren J. Nelson
                                  ----------------------------------------

                              Its: President and Chief Executive Officer
                                   ---------------------------------------



                              VALERO REFINING AND MARKETING
                              COMPANY


                              By: /s/ Michael S. Ciskowski
                                  ----------------------------------------

                              Its: Senior Vice President
                                   ---------------------------------------


                              HAC COMPANY


                              By: /s/ Michael S. Ciskowski
                                  ----------------------------------------

                              Its: Senior Vice President
                                   ---------------------------------------

                                    GUARANTEE

     Capitalized terms used in this Guarantee shall have the meanings ascribed to them in the foregoing Agreement and Plan of Merger (the "Agreement").

     The undersigned, Valero Energy Corporation ("Guarantor"), as an inducement to Target to enter into and perform the Agreement, hereby unconditionally and irrevocably guarantees the punctual performance and/or punctual payment as the case may be (as, when and to the extent due) of all covenants and obligations owed by Buyer or BuyerSub under or by virtue of the Agreement and any side letter entered into by Buyer or BuyerSub in connection with the Agreement, and agrees to pay any and all reasonable expenses (including reasonable counsel fees and expenses) incurred by Target (or other holders of such rights) in enforcing any rights under this Guarantee. The obligations of Guarantor under this Guarantee are independent of the covenants and obligations of Buyer and BuyerSub under the Agreement and under any side letter entered into by Buyer and BuyerSub in connection with the Agreement and a separate action or actions may be brought and prosecuted against Guarantor to enforce this Guarantee. By entering into this Guarantee, Guarantor waives any and all rights and remedies to require that any action be brought and concluded first against Buyer and/or BuyerSub for failure to perform. This Guarantee shall not be avoided, released or affected by any amendment or variation of the Agreement or of any side letter entered into by Buyer or BuyerSub in connection with the Agreement occurring after the date hereof, with or without notice to Guarantor. The liability of Guarantor under this Guarantee shall be irrevocable, absolute and unconditional.

     Guarantor hereby represents and warrants to Target as of the date hereof and as of the Closing Date:

          (a) Guarantor is a corporation duly incorporated and validly existing under the laws of the state of Delaware.

          (b) Buyer and BuyerSub are wholly-owned subsidiaries of Guarantor.

          (c) This Guarantee has been duly authorized, executed and delivered by Guarantor.

          (d) This Guarantee is the legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms.

          (e) All consents, approvals, authorizations and orders necessary for the execution, delivery and performance of this Guarantee and the consummation of the transactions contemplated hereby have been obtained on the part of Guarantor.

          (f) The execution, delivery and performance of this Guarantee do not and will not (i) contravene or conflict with the certificate of incorporation or by-laws of Valero Energy Corporation, (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Valero Energy Corporation or any Subsidiary thereof, (iii) constitute a default under or give rise to a right of termination, cancellation or acceleration (with or without due notice or lapse of time or both) of any right or obligation of Valero Energy Corporation or any Subsidiary thereof, or to a loss of any benefit or status to which Valero Energy Corporation or any Subsidiary thereof, is entitled under any provision of any agreement, contract or other instrument binding upon Valero Energy Corporation or any Subsidiary thereof, or any license, franchise, permit or other similar authorization held by Valero Energy Corporation or any Subsidiary thereof or (iv) result in the creation or imposition of any Lien on any material asset of Valero Energy Corporation or any Subsidiary thereof, other than, in the case of each of (ii), (iii) and (iv), any such items that would not, individually or in the aggregate, have a material adverse effect on Valero Energy Corporation and its Subsidiaries taken as a whole or prevent or impair the ability of Valero Energy Corporation to enter into this Guarantee.

          (g) The audited consolidated financial statements of Valero Energy Corporation and its Subsidiaries as of and for the fiscal year ended December 31, 2000, true, correct and complete copies of which financial statements have been made available to Target by Valero Energy Corporation, present fairly in all material respects and in conformity with GAAP (except as may be indicated in the notes thereto) the consolidated financial position of Valero Energy Corporation and its Subsidiaries as of the date thereof and their consolidated results of operations and changes in financial position for the period then ended.


                                    VALERO ENERGY CORPORATION


                                    By: /s/ Michael S. Ciskowski
                                        ----------------------------------

                                    Its: Senior Vice President
                                         ---------------------------------

                                    Dated:  March 20, 2001
                                         ---------------------------------